QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 2, 2004

Registration No. 333-119789

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2400756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard A. Hunt
President and Chief Executive Officer
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Parkway P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2004

PRELIMINARY PROSPECTUS

1,200,000 Shares

Common Stock

        We are offering 1,200,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "GBTB." On November 1, 2004, the last reported sale price of our common stock was $23.10 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8 to read about factors you should consider before you make your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to GB&T Bancshares, Inc., before expenses	$	$

        We have granted the underwriter an option for a period of 30 days to purchase up to an aggregate of 180,000 additional shares of our common stock on the same terms as set forth above to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        The underwriter expects to deliver the shares to purchasers on or about                        , 2004.

Keefe, Bruyette & Woods

The date of this prospectus is                        , 2004.

The GB&T Franchise

TENNESSEE
NORTH CAROLINA
SOUTH CAROLINA
FANNIN
UNION
WALKER
GILMER
GORDON
PICKENS
FLOYD
Cedartown
Gainesville
JACKSON
MADISON
ELBERT
HART
Athens
GWINNETT
WALTON
Atlanta
GREENE
WILKES
NEWTON
HENRY
Peachtree City
COWETA
HEARD
JASPER
BUTTS
HANCOCK
PIKE
JONES
MONROE
WASHINGTON
UPSON
HARRIS
TALBOT
Macon
WILKINSON
JOHNSON
ALABAMA

Atlanta
Macon
Columbus
GEORGIA
Savannah

- Pending acquisition of FNBG Bancshares

GB&T Bancshares Inc.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. We are not, and the underwriter is not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. Unless otherwise indicated, all information in this prospectus assumes that the underwriter will not exercise its option to purchase additional common stock to cover over-allotments.

        Unless the context indicates otherwise, all references in this prospectus to "GB&T," "we," "us" and "our" refer to GB&T Bancshares, Inc. and its subsidiaries.

SUMMARY

        This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock and is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. To understand this offering fully, you should carefully read this entire prospectus, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and the documents incorporated by reference.

GB&T Bancshares, Inc.

        GB&T Bancshares is a bank holding company headquartered in Gainesville, Georgia. We operate 24 branches through five wholly owned banking subsidiaries located in markets surrounding metropolitan Atlanta, as indicated on the map on the inside front cover of this prospectus. Through our banking subsidiaries, we offer a range of lending services, including real estate, consumer and commercial loans to individuals, small businesses and other organizations that are located in our markets. We complement our lending operations with an array of retail deposit products and fee-based services to support our clients. With an asset base and lending limit higher than those of many of the other community banks located in our market areas, we are able to compete effectively for customers whose banking needs are too large for our small community bank competitors but are not large enough to attract significant attention from our super-regional and national competitors. We believe this will provide us a competitive advantage as we continue to expand into new markets.

        We reorganized into a bank holding company structure in 1998 to better accommodate our growth strategy. Substantially all of our current management team has been in place since 1987 when our largest bank subsidiary, Gainesville Bank & Trust, was formed. Since forming our holding company, our assets and profitability have increased significantly through a combination of internal growth and acquisitions. From December 31, 1998 to December 31, 2003, we have:

  •
  increased our total consolidated assets from $196 million to $944 million;

  •
  increased our total consolidated deposits from $176 million to $729 million;

  •
  increased our total consolidated loans from $138 million to $710 million; and

  •
  grown our diluted earnings per share from $0.60 to $1.03, a compounded annual growth rate of more than 11%.

We have been able to achieve these significant growth rates without sacrificing credit quality. Our ratio of net charge-offs to average loans was 0.18% and 0.15% for the years ended December 31, 2003 and 2002, respectively.

        At June 30, 2004, we had total consolidated assets of approximately $1 billion, total consolidated deposits of approximately $778 million, total consolidated net loans of approximately $736 million and total consolidated shareholders' equity of approximately $99 million. Additional information about us is included in this prospectus and in documents incorporated by reference in this prospectus. See "Business," "Where You Can Find More Information" and "Documents Incorporated by Reference."

Market Areas and Growth Strategy

        We currently conduct business through 24 branches in our subsidiary banks' market areas of Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Bartow, Putnam, Clarke, Oconee and Lumpkin Counties, Georgia. Additionally, we have recently entered into an agreement to acquire FNBG Bancshares, Inc. and its bank subsidiary, First National Bank of Gwinnett, which will add Gwinnett County to our market areas. These market areas geographically surround metropolitan Atlanta. According to 2004 data from the U.S. Census Bureau, the average projected population growth from 2004 to 2009 in our market areas is expected to be 15.34% versus a U.S. average of 4.84%. As of June 30, 2003, our banks' total deposits ranked 6th among financial institutions in our market areas, with approximately 7.1% of the market share.

        Our strategy is to pursue expansion into attractive, high growth markets around the metropolitan Atlanta area through acquisitions of community banks, the establishment of de novo branch offices and organic expansion where possible by growing our existing banks in their respective market areas and nearby markets. Since February 2000, we have integrated six bank acquisitions through mergers with their holding companies and/or merging the banks into our wholly owned subsidiary and lead bank, Gainesville Bank & Trust. We focus our acquisition efforts on high quality community banks with proven management teams that view combining with us as forging a partnership rather than as an exit strategy. Our goal is to maintain the management team of each acquired bank, allowing it to retain its local entrepreneurial identity, autonomy and decision making, while simultaneously increasing efficiency by consolidating administrative and back office operations. We believe that our decentralized community banking strategy allows our banks to compete effectively with our larger competitors by providing superior, personalized customer service, leveraging local decision making capabilities, and staying attuned to community matters.

Recent Developments

Third Quarter 2004 Results

        On October 13, 2004, we reported our results of operations as of and for the third quarter and nine months ended September 30, 2004. As reported, our net income for the third quarter of 2004 was $2.4 million, an increase of approximately $900,000, or 62.4%, over our net income for the third quarter of 2003. Diluted earnings per share for the third quarter of 2004 were $0.25, an increase of 31.6% from $0.19 for the third quarter of 2003. The quarterly per share comparison reflects a 27.1% increase in average diluted shares outstanding to 9,621,000 as a result of the 262,682 shares issued in connection with the acquisition of Lumpkin County Bank in August of 2004, the 1,141,628 shares issued in connection with the acquisition of Southern Heritage Bank, also in August of 2004, and the 1,397,451 shares issued in connection with the acquisition of First National Bank of the South in August of 2003.

        Our net income for the nine months ended September 30, 2004 was $6.9 million, an increase of 39.4% over our net income of $4.9 million for the comparable period in 2003. Diluted earnings per share were $0.77 for the nine months ended September 30, 2004, an 11.6% increase over the $0.69 reported for the comparable period in 2003. The year-to-date per share comparison reflects a 24.4% increase in average diluted shares outstanding issued in connection with the above-mentioned acquisitions.

        Our total revenue, defined as net interest income and non-interest income, was $13.3 million for the third quarter of 2004, an increase of approximately $2.9 million, or 28.1%, over the $10.4 million reported for the third quarter of 2003. Net interest income rose 34.9% to $10.6 million, reflecting a 37.2% increase in average earning assets over the third quarter of 2003, partially offset by a six basis point decline in the net interest margin to 4.15% over the same period. Non-interest income for the third quarter of 2004 was $2.7 million, an increase of 6.9% over the $2.5 million reported for the third quarter of 2003.

        As of September 30, 2004, our total assets were $1.2 billion, an increase of approximately $296.1 million, or 32.2%, since September 30, 2003. The Lumpkin County and Southern Heritage acquisitions accounted for $187 million, or 63.2%, of the increase in total assets. Excluding these two acquisitions, organic growth in total assets was $108.0 million, or 11.8%, during this same period. Total loans increased $219.3 million, or 32.0%, to $904.4 million at September 30, 2004 as compared to

September 30, 2003. Total deposits increased $228.6 million, or 32.1%, to $940.9 million during this same period.

Recent Acquisitions

        On October 4, 2004, we announced the execution of a definitive agreement to acquire FNBG Bancshares, Inc., the parent company of the $115 million-asset First National Bank of Gwinnett. Under the terms of the agreement, FNBG Bancshares shareholders may elect to receive 1.38 shares of our common stock, $30 in cash, or a combination of our common stock and cash, in exchange for each share of FNBG Bancshares common stock, subject to an overall cash limit of $8.7 million. We initially valued this transaction at approximately $27.8 million. We expect to complete this acquisition in the first quarter of 2005.

        In August of 2004, we completed the acquisitions of Southern Heritage Bank, a state-chartered bank with over $120 million in assets based in Oakwood, Georgia, and Lumpkin County Bank, a state-chartered bank with over $65 million in assets based in Dahlonega, Georgia. Southern Heritage Bancorp was merged into our holding company, and the two banks were merged into Gainesville Bank & Trust. In connection with these acquisitions, we issued 1,141,628 and 262,682 shares of our common stock to the former shareholders of Southern Heritage and Lumpkin County Bank, respectively. In addition, we paid $869,172 in cash consideration to the former shareholders of Southern Heritage.

Trust Preferred Securities

        On July 22, 2004, we issued $10.3 million in aggregate principal amount of trust preferred securities through a wholly owned grantor trust in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures issued by our holding company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at our option on or after September 30, 2009. The sole assets of the grantor trust are the subordinated debentures of GB&T Bancshares. In addition, in connection with the acquisition of Southern Heritage, we assumed $4.1 million in aggregate principal amount of trust preferred securities which have substantially the same terms as our other trust preferred securities except that they may be redeemed on or after June 26, 2008. As of September 30, 2004, we had $29.9 million in aggregate principal amount of trust preferred securities outstanding.

Corporate Information

        Our headquarters are located at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501 and our telephone number at that address is (770) 532-1212. We maintain a website at www.gbt.com. Information on the website is not incorporated by reference and is not a part of this prospectus.

THE OFFERING

Common stock offered	1,200,000 shares (1,380,000 shares if the underwriter exercises its over-allotment option in full).
Common stock to be outstanding after this offering(1)(2)	11,251,693 shares (11,431,693 shares if the underwriter exercises its over-allotment option in full).
Dividends
Historically, we have paid quarterly dividends. We paid a dividend for the quarter ended September 30, 2004 of $0.076 per share, or $0.30 per share on an annualized basis. We intend to continue paying dividends, but the payment of dividends in the future will depend upon a number of factors. We cannot give you any assurance that we will continue to pay dividends or that their amount will not be reduced in the future.
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiary banks to support our growth. Additionally, we may use a portion of the net proceeds to finance possible acquisitions. See "Use of Proceeds" on page 14.
Nasdaq National Market symbol	GBTB
Risk factors	You should carefully read and consider the information set forth in the section entitled "Risk Factors" beginning on page 8 of this prospectus before investing in our common stock.

(1)
The number of shares to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2004 and does not include 722,387 shares of common stock issuable upon exercise of options outstanding as of September 30, 2004 at a weighted average exercise price of $9.61. If exercised, the shares represented by these options would represent 6.7% of our issued and outstanding common stock. After giving effect to the sale of 1,200,000 shares pursuant this offering, the shares represented by these options would represent 6.0% of our issued and outstanding common stock (or 5.9% if the underwriter exercises its over-allotment option in full).

(2)
The number of shares to be outstanding after the offering also does not include any shares to be issued in connection with the pending acquisition of FNBG Bancshares, which we expect to complete in the first quarter of 2005.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data is presented below as of and for the six months ended June 30, 2003 and 2004 and as of and for the years ended December 31, 1999 through 2003. Certain summary financial data presented below as of December 31, 1999, 2000, 2001, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003, are derived from our consolidated financial statements. Our consolidated financial statements were audited by Mauldin & Jenkins, LLC, independent certified public accountants, with respect to the years ended December 31, 1999 through 2003. Our summary consolidated financial data as of and for the six months ended June 30, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the six months ended June 30, 2004 are not necessarily indicative of our results of operations that may be expected for the year ended December 31, 2004. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, both of which are incorporated in this prospectus by reference, along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" found elsewhere in this prospectus. The per share financial data presented below has been adjusted to give effect to the five-for-four stock split effected in the form of a stock dividend on June 18, 2004.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except per share amounts)
Summary Balance Sheet Data:
Total loans	$745,437	$565,055	$709,958	$542,834	$418,656	$384,691	$324,355
Allowance for loan losses	8,987	7,527	8,726	7,538	5,522	5,099	4,233
Net loans(1)	736,450	557,528	701,232	535,296	413,134	379,592	320,122
Earning assets(2)	906,771	698,963	850,505	678,315	507,156	474,997	410,259
Assets	1,000,519	758,048	944,278	742,232	547,845	512,496	439,697
Deposits	778,364	605,063	728,629	580,248	426,758	401,302	345,252
Subordinated debt	15,464	15,000	15,464	15,000	0	0	0
Shareholders' equity(3)	99,431	63,325	96,843	60,353	44,369	40,543	36,281
Summary Income Statement:
Net interest income	$17,996	$14,338	$31,504	$24,059	$21,456	$20,997	$18,624
Provision for loan losses	609	390	1,406	845	1,306	1,149	1,896
Net interest income after provision for loan losses	17,387	13,948	30,098	23,214	20,150	19,848	16,728
Other income	5,841	4,744	9,928	8,062	6,329	4,362	3,712
Other expense	16,823	14,092	29,693	21,748	21,158	17,831	15,703
Income tax expense	1,942	1,156	2,608	3,019	1,745	2,082	1,405
Net income	4,463	3,444	7,725	6,509	3,576	4,297	3,332
Per Common Share:
Net income—basic	$0.52	$0.51	$1.06	$1.08	$0.61	$0.74	$0.58
Net income—diluted	0.52	0.50	1.03	1.06	0.59	0.72	0.55
Cash dividends declared	0.148	0.140	0.29	0.27	0.23	0.19	0.16
Book value	11.57	9.40	11.40	9.01	7.49	6.97	6.26
Tangible book value	7.75	7.99	7.51	7.59	7.39	6.86	6.14
Average Balances:
Total loans	$729,077	$559,991	$608,131	$446,518	$397,496	$356,051	$282,277
Earning assets(2)	881,577	686,401	740,818	544,672	494,198	442,278	357,713
Intangible assets	32,928	9,505	17,331	632	598	663	547
Assets	975,741	745,555	813,134	587,330	531,086	475,337	384,258
Deposits	755,970	590,470	637,688	456,769	419,329	367,772	316,776
Shareholders' equity	98,695	62,127	73,144	47,443	41,930	37,051	35,064
Other Data:
Number of:
Common shares outstanding	8,592	6,739	8,493	6,696	5,924	5,814	5,796
Basic average shares outstanding	8,533	6,714	7,313	6,016	5,845	5,800	5,751
Diluted average shares outstanding	8,667	6,934	7,469	6,125	6,020	5,989	6,001

Performance Ratios:
Return on average assets(4)	0.92%	0.93%	0.95%	1.11%	0.67%	0.90%	0.87%
Return on average equity(4)	9.09	11.18	10.56	13.72	8.53	11.60	9.50
Return on average tangible assets(4)	0.95	0.94	0.97	1.11	0.67	0.91	0.87
Return on average tangible equity(4)	13.65	13.20	13.84	13.90	8.65	11.81	9.65
Average loans to average deposits	96.44	94.84	95.36	97.76	94.79	96.81	89.11
Asset Quality Ratios:
Nonperforming loans to net loans(1)(5)	0.49%	0.70%	0.55%	1.37%	0.16%	0.63%	0.47%
Nonperforming assets to total assets(6)	0.50	0.67	0.60	1.11	0.40	0.51	0.41
Net charge-offs to average total loans(4)	0.10	0.14	0.18	0.15	0.22	0.08	0.29
Allowance for loan losses to total nonperforming loans	357.91	225.90	261.81	136.91	1,167.44	318.29	718.68
Allowance for loan losses to total loans	1.21	1.33	1.23	1.39	1.32	1.33	1.31
Capital Ratios:
Average equity to average assets	10.11%	8.33%	9.00%	8.08%	7.90%	7.79%	9.13%
Average tangible equity to average tangible assets	6.98	7.15	7.01	7.98	7.79	7.67	9.00
Tangible equity to tangible assets	6.88	7.19	7.00	6.94	8.00	7.80	8.11
Leverage ratio	8.67	8.93	8.63	10.22	7.87	7.99	8.54
Tier I risk-based capital ratio	10.52	11.59	10.62	11.26	9.93	9.78	11.04
Total risk-based capital ratio	11.66	12.84	11.80	12.51	11.19	11.00	12.20

(1)
Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.
(2)
Earning assets include interest-bearing deposits in banks, federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less unrealized gains (losses) on securities and nonperforming loans.
(3)
The increase in shareholders' equity for the years ended December 31, 2003 and 2002 related to business combinations was 53% and 22%, respectively. Net income less dividends declared represented 9% and 11% of the total increase for the same periods, respectively.
(4)
Annualized for the six-month periods ended June 30, 2004 and 2003.
(5)
Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.
(6)
Nonperforming assets include nonperforming loans and other real estate owned.

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

        Certain financial information included in our discussion of recent developments, summary consolidated financial data and selected consolidated financial data is determined by methods other than in accordance with GAAP. These non-GAAP financial measures are "tangible book value per share", "tangible equity to tangible assets", "return on average tangible equity", "return on average tangible assets", "average tangible equity to average tangible assets" and "earning assets." Our management uses these non-GAAP measures in its analysis of our performance.

  •
  "Tangible book value per share" is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as ours that have engaged in multiple business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

  •
  "Tangible equity to tangible assets" is defined as total equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. This measure is important to investors interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

  •
  "Return on average tangible equity" is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets. "Return on average tangible assets" is defined as annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets. We believe these measures are important when measuring the company's performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and these measures are used by many investors as part of their analysis of the company's performance.

  •
  "Average tangible equity to average tangible assets" is defined as average total equity reduced by recorded average intangible assets divided by average total assets reduced by recorded average intangible assets. This measure is important to many investors that are interested in the equity to asset ratio exclusive of the effect of changes in average intangible assets on average equity and average total assets.

  •
  "Earning assets" is defined as total assets plus the allowance for loan losses less cash and due from banks, premises and equipment, goodwill and intangible assets, other assets, unrealized gains (losses) on securities and nonperforming loans. This measure is important to many investors because for financial institutions, their net interest income is directly related to their level of earning assets.

        These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share amounts)
Book value per common share	$11.57	$9.40	$11.40	$9.01	$7.49	$6.97	$6.26
Effect of intangible assets per share	(3.82)	(1.41)	(3.89)	(1.42)	(0.10)	(0.11)	(0.12)

Tangible book value per common share	$7.75	$7.99	$7.51	$7.59	$7.39	$6.86	$6.14

Equity to assets	9.94%	8.35%	10.26%	8.13%	8.10%	7.91%	8.25%
Effect of intangible assets	(3.06)	(1.16)	(3.26)	(1.19)	(0.10)	(0.11)	(0.14)

Tangible equity to tangible assets	6.88%	7.19%	7.00%	6.94%	8.00%	7.80%	8.11%

Return on average assets	0.92%	0.93%	0.95%	1.11%	0.67%	0.90%	0.87%
Effect of intangible assets	0.03	0.01	0.02	0	0	0.01	0

Return on average tangible assets	0.95%	0.94%	0.97%	1.11%	0.67%	0.91%	0.87%

Return on average equity	9.09%	11.18%	10.56%	13.72%	8.53%	11.60%	9.50%
Effect of intangible assets	4.56	2.02	3.28	0.18	0.12	0.21	0.15

Return on average tangible equity	13.65%	13.20%	13.84%	13.90%	8.65%	11.81%	9.65%

Average equity to average assets	10.11%	8.33%	9.00%	8.08%	7.90%	7.79%	9.13%
Effect of average intangible assets	(3.13)	(1.18)	(1.99)	(0.10)	(0.11)	(0.12)	(0.13)

Average tangible equity to average tangible assets	6.98%	7.15%	7.01%	7.98%	7.79%	7.67%	9.00%

Total assets	$1,000,519	$758,048	$944,278	$742,232	$547,845	$512,496	$439,697
Plus:
Allowance for loan losses	8,987	7,527	8,726	7,538	5,522	5,099	4,233
Less:
Cash and due from banks	(19,090)	(17,092)	(17,584)	(18,113)	(18,097)	(16,332)	(14,259)
Premises and equipment	(26,454)	(20,576)	(25,813)	(20,774)	(14,807)	(13,305)	(10,842)
Intangible assets	(32,825)	(9,493)	(33,043)	(9,522)	(566)	(631)	(696)
Other assets	(23,291)	(13,455)	(22,010)	(14,525)	(10,685)	(10,549)	(8,701)
Unrealized gains (losses) on securities	1,436	(2,664)	(716)	(3,015)	(1,583)	(179)	1,416
Nonperforming loans	(2,511)	(3,332)	(3,333)	(5,506)	(473)	(1,602)	(589)

Earning assets	$906,771	$698,963	$850,505	$678,315	$507,156	$474,997	$410,259

RISK FACTORS

        An investment in shares of our common stock involves various risks. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with the other information in this prospectus and information incorporated by reference into this prospectus, including our consolidated financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks or other risks, which have not been identified or which we may believe are immaterial or unlikely. The value or market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Significant risks accompany our recent rapid expansion.

        We have recently experienced significant growth through acquisitions, including the acquisitions of Lumpkin County Bank and Southern Heritage Bank in August 2004. Additionally, we have recently entered into an agreement to acquire FNBG Bancshares, Inc. and its subsidiary bank, First National Bank of Gwinnett, which we expect to complete in the first quarter of 2005. These acquisitions could place a strain on our resources, systems, operations and cash flow. Our ability to manage these acquisitions will depend on our ability to monitor operations and control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and otherwise successfully integrate acquired businesses into our company. If we fail to do so, our business, financial condition and operating results will be negatively impacted.

We face risks with respect to future expansion and acquisitions or mergers.

        We continuously seek to acquire other financial institutions or parts of those institutions and may continue to engage in de novo branch expansion in the future. Acquisitions and mergers involve a number of risks, including:

  •
  the time and costs associated with identifying and evaluating potential acquisitions and merger partners may negatively affect our business;

  •
  the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

  •
  the time and costs of evaluating new markets, hiring experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion may negatively affect our business;

  •
  we may not be able to finance an acquisition without diluting our existing shareholders;

  •
  the diversion of our management's attention to the negotiation of a transaction may detract from their business productivity;

  •
  we may enter into new markets where we lack experience;

  •
  we may introduce new products and services into our business with which we have no prior experience; and

  •
  we may incur an impairment of goodwill associated with an acquisition and experience adverse short-term effects on our results of operations.

        In addition, no assurance can be given that we will be able to integrate our operations after an acquisition without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Successful integration of our operations with another entity's will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from any particular acquisition or merger. In addition, we may experience greater than expected costs or difficulties relating to such integration.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

        Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume, delinquencies and non-accruals, national and local economic conditions and other pertinent information.

        As we expand into new markets, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors. If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Additions to our allowance would significantly decrease our net income.

        In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Our business is subject to the success of the local economies where we operate.

        Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our market areas. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be negatively impacted. In addition, the economies of the communities in which we operate are substantially dependent on the growth of the economy in metropolitan Atlanta. To the extent that economic conditions in metropolitan Atlanta are unfavorable or do not continue to grow as projected, the economies in our market areas would be adversely affected. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market areas if they do occur.

        In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of June 30, 2004, approximately 89% of our total loans were secured by real estate. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market areas could adversely affect the value of our assets, our revenues, results of operations and financial condition.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market areas.

        Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of our borrowers are individuals and businesses located and doing business in Hall, Polk, Paulding, Cobb, Carroll, Bartow, Baldwin, Putnam, Clarke, Oconee, Gwinnett and Lumpkin Counties, Georgia, our success will depend significantly upon the economic conditions in those and the surrounding counties. Unfavorable economic conditions in those and the surrounding counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

Our recent operating results may not be indicative of our future operating results.

        We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. In addition, our recent and rapid growth, including our growth through acquisitions, may distort some of our historical financial ratios and statistics. For example, our earnings achieved a compounded annual growth rate of more than 11% between the end of 1998 and the end of 2003. Our strong performance during this time period was, in part, the result of an extremely favorable residential mortgage refinancing market and our successful integration of acquisitions which occurred during that period. In the future, we may not have the benefit of a favorable interest rate environment, a strong residential mortgage market, or the ability to find suitable candidates for acquisition. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.

Departures of our key personnel may harm our ability to operate successfully.

        Our success has been and continues to be largely dependent upon the services of Richard A. Hunt, our President and Chief Executive Officer, other members of our senior management team, including our senior loan officers, and our board of directors, many of whom have significant relationships with our customers. Our continued success will depend, to a significant extent, on the continued service of these key personnel. The prolonged unavailability or the unexpected loss of any of them could have an adverse effect on our financial condition and results of operations. We cannot be assured of the continued service of our senior management team or our board of directors with us.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

        We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth.

        Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on favorable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

        The banking business is highly competitive, and we experience competition in each of our market areas from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions such as Bank of America, BB&T, Regions Bank, SunTrust, Synovus and Wachovia that operate offices in our market areas and elsewhere.

        We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our market areas, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we attempt to compete by concentrating our marketing efforts in our market areas with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

        We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth. Many of these regulations are intended to protect depositors, the public and the FDIC rather than shareholders.

        The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our earnings. In addition, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are now applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing our audit and maintaining our internal controls.

Risks Related to an Investment in Our Common Stock

The trading volume in our common stock has been low, and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

        The trading volume in our common stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. We cannot say with any certainty that a more active and liquid trading market for our common stock will develop as a result of this offering.

        We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock. Upon completion of this offering, we expect to have approximately 11,431,693 shares of common stock outstanding (assuming the underwriter exercises its over-allotment option in full).

We have broad discretion in using the net proceeds of this offering. Our failure to use these proceeds effectively could adversely affect our earnings.

        We intend to use the net proceeds of this offering to provide additional capital to our subsidiaries to support asset growth, for bank or branch acquisitions and for other general corporate purposes. We have not allocated specific amounts of the net proceeds to specific purposes and will have significant flexibility in determining our applications of the net proceeds. Our failure to apply these funds effectively could adversely affect our earnings.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

        Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiaries to pay dividends to us is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to our regulated bank subsidiaries. If these regulatory requirements are not met, our subsidiary banks will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements of GB&T contained or incorporated by reference in this prospectus, including, without limitation, matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation," are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets. You should refer to the risks detailed under the "Risk Factors" section included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors which could cause our actual results to be significantly different from those expressed or implied by these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We do not intend to, and assume no responsibility for updating or revising any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Assuming a public offering price of $23.10 (based on the last reported sale price of our common stock on November 1, 2004), we estimate that our net proceeds from the sale of 1,200,000 shares of our common stock in this offering will be approximately $25.8 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter's over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $29.7 million.

        We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs, investments in our subsidiary banks to support their growth, and the potential purchase of land and the construction of a new building for Bank of Athens. Additionally, we may use a portion of the net proceeds to finance possible acquisitions. Although our growth strategy contemplates future acquisitions, we have no present agreements or definite plans relating to any acquisitions other than the acquisition of FNBG Bancshares, Inc., which we expect to complete during the first quarter of 2005. The proceeds from the sale of our common stock in this offering will not be used to fund the FNBG transaction.

        Until we designate the use of the net proceeds, we will invest them temporarily in liquid short term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. From time to time, we may engage in additional capital financings as we determine to be appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of securities other than or in addition to common stock.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

        Our common stock is quoted on the Nasdaq National Market under the symbol "GBTB." The following table sets forth, for the indicated periods, the high and low closing prices for our common stock as reported by the Nasdaq National Market and the cash dividends declared per share of our common stock for the indicated periods. The stock prices and dividend information presented below have been adjusted to give effect to the five-for-four stock split effected in the form of a stock dividend on June 18, 2004.

	High	Low	Dividends Declared Per Share
2002
First Quarter	$12.80	$11.40	$0.064
Second Quarter	14.60	12.40	0.068
Third Quarter	14.00	12.45	0.068
Fourth Quarter	15.09	13.30	0.068
2003
First Quarter	$15.49	$14.22	$0.068
Second Quarter	20.00	15.18	0.072
Third Quarter	20.31	17.44	0.072
Fourth Quarter	19.58	17.80	0.072
2004
First Quarter	$22.52	$17.28	$0.072
Second Quarter	25.00	20.73	0.076
Third Quarter	23.73	19.25	0.076
Fourth Quarter (through November 1, 2004)	23.50	21.77	0.076

        On November 1, 2004, the closing sale price of our common stock as reported on the Nasdaq National Market was $23.10 per share. As of September 30, 2004, there were 10,051,693 shares of our common stock outstanding.

        Dividends are paid at the discretion of our board of directors. We have historically paid dividends on a quarterly basis as set forth in the table above. We intend to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by our board of directors after consideration of earnings, capital requirements and our financial condition and will depend on cash dividends paid to us by our subsidiary banks. Dividends from our subsidiary banks are our primary source of funds for the payment of dividends to our shareholders, and there are various legal and regulatory limits on the extent to which our subsidiary banks may pay dividends or otherwise supply funds to us. In addition, federal and state agencies have the authority to prevent us from paying a dividend to our shareholders. Thus, while we intend to continue paying dividends, we can make no assurances that we will continue to pay dividends or that we will not reduce the amount of dividends paid in the future.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004. Our capitalization is presented on an actual basis and on an as adjusted basis as if the offering had been completed as of June 30, 2004 and assumes:

  •
  the net proceeds of the offering at an assumed offering price of $23.10 per share (based on the closing price on November 1, 2004), after deducting the estimated underwriting discount and commissions and estimated offering expenses, are $25.8 million; and

  •
  the underwriters' over-allotment option is not exercised.

        The following data should be read in conjunction with the consolidated financial statements and notes thereto included in and incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

	June 30, 2004
	Actual	As Adjusted(2)
	(Dollars in thousands, except per share data)
Long term debt:
Subordinated debt(1)	$15,464	$29,898

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized, 8,592,223 shares outstanding and 9,792,223 shares outstanding, as adjusted	$68,825	$94,582
Retained earnings	31,594	31,594
Accumulated other comprehensive loss.	(988)	(988)

Total shareholders' equity	$99,431	$125,188

Total capitalization(3)	$114,895	$155,086

Book value per share	$11.57	$12.78

Capital Ratios:
Tier I risk-based capital ratio	10.52%	15.24%
Total risk-based capital ratio	11.66	16.35
Leverage ratio	8.67	12.87

(1)
Consists of debt issued in connection with our trust preferred securities. On July 22, 2004, we issued an additional $10,310,000 in aggregate principal amount of trust preferred securities in a private placement offering. In addition, in connection with our acquisition of Southern Heritage, we assumed an additional $4,124,000 in aggregate principal amount of trust preferred securities. Additional issued and assumed trust preferred securities totaling $14,434,000 are not included in the June 30, 2004 "Actual" amounts in the table above but are included in the "As Adjusted" amounts.
(2)
If the underwriter exercises its over-allotment option in full, 180,000 additional shares of common stock would be sold, resulting in additional net proceeds of $3.9 million.
(3)
Includes total shareholders' equity and subordinated debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion reviews our results of operations and assesses our financial condition. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from the consolidated financial statements included or incorporated by reference in this prospectus. Reference should be made to those statements and the selected financial data presented elsewhere or incorporated by reference in this prospectus for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years. Our discussion and analysis for the six-month periods ended June 30, 2004 and 2003 is based on unaudited financial statements for such periods.

Executive Summary

        GB&T Bancshares, Inc., headquartered in Gainesville, Georgia, consists of a network of community banks in growth areas of Georgia with more than $1 billion in total consolidated assets as of June 30, 2004. We believe that maintaining autonomy within our subsidiary banks serves the unique needs of each community we serve. We focus on strong asset quality and sound management teams and use economies of scale to enhance our profitability. Our results reflect a combination of internal and acquisition growth. We have completed one acquisition in each of the last four fiscal years. In August 2004, we completed the acquisition of Southern Heritage Bancorp, Inc. and its banking subsidiary, Southern Heritage Bank, as well as the acquisition of Lumpkin County Bank. We continue to build infrastructure to support our growth.

        As a bank holding company, our results of operations are almost entirely dependent on the results of operations of our subsidiary banks. The following table sets forth our subsidiary banks and selected data related to each bank:

Bank	Number of Branches	Market Area Counties	Total Assets at June 30, 2004
			(In thousands)
Gainesville Bank & Trust (with divisions Lumpkin County Bank, Southern Heritage Bank and Bank of Athens)	11	Hall, Lumpkin, Clarke	$404,889	(1)
United Bank & Trust	3	Polk, Bartow	81,337
Community Trust Bank	4	Paulding, Cobb	186,287
HomeTown Bank of Villa Rica	3	Carroll, Paulding	179,636
First National Bank of the South	3	Baldwin, Putnam	156,273

(1)
Does not include Southern Heritage Bank, Lumpkin County Bank or Bank of Athens, which were acquired or opened subsequent to June 30, 2004.

        Like most community banks, we derive the majority of our income from interest received on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is called our net interest spread.

        There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings for each period. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

        In addition to earning interest on our loans and investments, we earn income through fees and other charges to our clients. We have also included a discussion of the various components of this noninterest income, as well as of our noninterest expense.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the financial statements accompanying or incorporated by reference in this prospectus. We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included and incorporated by reference in this prospectus.

        We measure and monitor the following factors as key indicators of our financial performance:

  •
  Net income

  •
  Earnings per share

  •
  Loan and deposit growth

  •
  Credit quality

        Financial performance for the six months ended June 30, 2004 versus the six months ended June 30, 2003:

  •
  Net income of $4.5 million, up 29.6% from $3.4 million

  •
  Diluted earnings per share of $0.52 compared to $0.50

  •
  Net interest margin of 4.11% compared to 4.21%

  •
  Loan growth of $180.4 million or 31.9% (16.1% excluding acquisitions)

  •
  Deposit growth of $173.3 million or 28.6% (11.4% excluding acquisitions)

  •
  Return on average assets of 0.92% compared to 0.93%

  •
  Return on average equity of 9.09% compared to 11.18%

  •
  Nonperfoming assets ratio of 0.50% down from 0.67%

  •
  Past dues over 90 days as a percentage of total loans of 0.15% compared to 0.11%

  •
  Net charge-off ratio of 0.10% compared to 0.14%

Effect of Economic Trends

        During the three years ended December 31, 2003 and the six months ended June 30, 2004, our rates on both short-term or variable rate interest-earning assets and short-term or variable rate interest-bearing liabilities declined primarily as a result of the actions taken by the Federal Reserve.

        During most of 2001 and during 2002, the United States experienced an economic decline. During this period, the economy was affected by lower returns of the stock markets. Economic data led the Federal Reserve to begin an aggressive program of reducing rates that moved the federal funds rate down 11 times during 2001 for a total reduction of 475 basis points. During the fourth quarter of 2002 and the first quarter of 2003, the Federal Reserve reduced the federal funds rate down an additional 75 basis points, bringing the federal funds rate to its lowest level in 40 years.

        Despite sharply lower short-term rates, stimulus to the economy during 2003 was muted and consumer demand and business investment activity remained weak. During all of 2003 and substantially all of the six months ended June 30, 2004, the financial markets operated under historically low interest rates. As a result of these unusual conditions, Congress passed an economic stimulus plan in 2003. During the first six months of 2004, many economists believed the economy began to show signs of strengthening, and the Federal Reserve increased the short-term interest rate by 75 basis points during the second and third quarters of 2004. Many economists believe that the Federal Reserve will continue to increase rates during the remainder of 2004 and during most of 2005. No assurance can be given that the Federal Reserve will actually continue to raise interest rates or that the results we anticipate will actually occur.

        The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable. The general economy and loan demand declined slightly during 2001 and continued to decline throughout 2002. In 2003, the economy began to show signs of improvement which has continued into 2004. Our growth has not been significantly impacted by the previously mentioned economic conditions.

Critical Accounting Policies

        We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and general practices within the banking industry in the preparation of our financial statements. Our significant accounting policies are described in the notes to our audited financial statements as of December 31, 2003, beginning on page F-9 of this prospectus. Certain accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

        Allowance for Loan Losses.    We believe that our determination of the allowance for loan losses affects our most significant judgments and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The calculation is an estimate of the amount of loss in the loan portfolios of our subsidiary banks. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

        We use an 8 point rating system for our loans. Ratings of 1 to 4 are considered pass ratings, 5 is special mention, 6 is substandard, 7 is doubtful, and 8 is loss. The originating officer rates all loans on this system. This rating is adjusted from time to time by the officer to accurately reflect the loan's current status. These ratings are reviewed for accuracy regularly by the loan committee of the respective bank subsidiary, an outside independent loan review firm, our accountants, and by the applicable regulator.

        Pass loans are separated into homogeneous pools. Currently, these pools consist of real estate, commercial, consumer and credit card loans. Management assigns loss percentages to these categories of homogeneous pools of loans based on the greater of historic loss data in each category or the minimum risk percentage for this category. Management develops the last eight quarters moving average net losses for the historic loss percentage in each category. This historic loss percentage is reviewed and adjusted periodically, by pool, in light of current trends in past dues, changes in lending policies, underwriting standards, economic conditions, and other factors that may affect this number. In addition to the homogeneous pools, management has specified certain industry risks and applied loss percentages to the specified industry risk categories. Recently, because of low losses in most categories, management has assigned minimum percentages to each category.

        For loans rated 4 (pass/watch), a loss percentage of 1% is used. For loans rated 5, a loss percentage of 5% is used. All significant loans rated 6 and 7 are individually analyzed and a specific reserve is assigned based on exposure or industry standards, whichever is greater. These loans, their reserves, and action plans to resolve their criticisms are reviewed monthly by the loan committee of each subsidiary bank. All other loans rated 6 and 7 are assigned loss percentages of 15% and 50% respectively. All loans rated 8 are assigned a specific reserve of 100%.

        Goodwill.    Our growth over the past several years has been enhanced significantly by mergers and acquisitions. Prior to July 2001, all of our acquisitions were accounted for using the pooling-of-interests business combination method of accounting. Effective July 1, 2001, we adopted SFAS No. 141, "Business Combinations," which allows only the use of the purchase method of accounting. For purchase acquisitions, we are required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective as is the appropriate amortization period for such intangible assets. In addition, purchase acquisitions typically result in recording goodwill, which is subject to ongoing periodic impairment tests based on the fair value of net assets acquired compared to the carrying value of goodwill. In July 2004, the required impairment testing of goodwill was performed and no impairment existed as of the valuation date, as the fair value of our net assets exceeded their carrying value. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

Effect of Recent Business Acquisitions

        The results of operations for the three and six months ended June 30, 2004 and 2003 do not include the results of operations for Southern Heritage Bancorp, Inc. or Lumpkin County Bank as both of these acquisitions were completed in August 2004. In addition, on October 1, 2004, we entered into an agreement to acquire FNBG Bancshares and its wholly owned banking subsidiary, First National Bank of Gwinnett. The acquisition of FNBG Bancshares is expected to be completed in the first quarter of 2005. Accordingly, the results of operations included in this prospectus do not include the results of operations of FNBG Bancshares.

        On August 31, 2003, we completed the acquisition of Baldwin Bancshares, Inc., the parent company of First National Bank of the South headquartered in Milledgeville, Georgia. The results of operations for the year ended December 31, 2003 include the results of operations for First National Bank of the South since the date of acquisition, which represents four months of operations. The results of operations for the year ended December 31, 2002 and the three and six months ended June 30, 2003 do not include results of operations for First National Bank of the South.

        The results of operations for the year ended December 31, 2003 includes 12 months of operations for HomeTown Bank of Villa Rica compared to one month of operations included in the year ended December 31, 2002 due to the acquisition of HomeTown Bank of Villa Rica being consummated on November 30, 2002.

Financial Condition

        Total Assets.    Our total assets increased $56.2 million or 5.96% at June 30, 2004 compared to December 31, 2003. The increase consists primarily of an increase in loans of $35.5 million or 5.0%, an increase in federal funds sold of $3.1 million, and an increase in securities of $14.3 million.

        Our total assets increased $202.0 million or 27.2% for the year ended December 31, 2003 compared to $194.4 million or 35.5% for the same period in 2002. The acquisition of First National Bank of the South accounted for approximately $150.7 million of this increase. The increase in total assets for the year ended December 31, 2003, exclusive of the acquisition of First National Bank of the South, consists primarily of an increase in interest-earning assets of $58.4 million or 8.5% compared to an increase of $61.9 million or 12.2% during the same period in 2002, exclusive of the acquisition of HomeTown Bank of Villa Rica. The overall growth in 2003 and 2002 is consistent with management's plans. The competition for deposits plays an important role in our overall growth.

        Total Loans.    Our primary focus is to maximize earnings through lending activities. Any excess funds are invested according to our investment policy. Total loans increased 30.8% or $167.1 million for the year ended December 31, 2003. Exclusive of the acquisition of First National Bank of the South, which represented $89.3 million of this increase, total loans increased $77.8 million or 14.3%. This increase is compared to an increase of $124.2 million or 29.7% during 2002. Exclusive of the acquisition of HomeTown Bank of Villa Rica, which represented $91.2 million of this increase, total loans increased $33.0 million or 7.9% during 2002. As of December 31, 2003, our loan-to-deposit ratio was 97.4% compared to 93.6% in 2002. At December 31, 2003 and 2002, we had total outstanding borrowings of $108.8 million and $91.0 million, respectively. These funds have been used to fund loan growth. The utilization of borrowings to fund loan growth enables us to maintain a higher loan to deposit ratio and maintain an adequate liquidity ratio. Our loan-to-funds ratio was 84.8% and 80.9% at December 31, 2003 and 2002, respectively.

        Total Deposits.    During 2003, total deposits grew by $148.4 million, or 25.6%. Exclusive of acquisitions, which accounted for $104.0 million of this increase, total deposits grew $44.4 million or 7.6% during 2003 compared to an increase of $40.2 million or 9.4% in 2002, exclusive of the acquisition of HomeTown Bank of Villa Rica. The increase in 2003, exclusive of the acquisition of First National Bank of the South, consists primarily of an increase in interest-bearing deposits of $24.2 million or 4.6% compared to an increase of $45.4 million or 12.2% during 2002.

        Total deposits increased $49.7 million, or 6.83% during the six month period ended June 30, 2004. Noninterest-bearing deposits increased $3.6 million and interest-bearing deposits increased $46.1 million during the period. Deposit growth outpaced loan growth resulting in a loan to deposit ratio of 95.77% at June 30, 2004 compared to 97.44% at December 31, 2003.

Results of Operations—For the Three and Six Months Ended June 30, 2004 and 2003

        Net Interest Income and Earning Assets.    Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and security losses, to generate noninterest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. The net interest margin was 4.11% for the six months ended June 30, 2004, compared to 4.21% for the same period in 2003, a decrease of 10 basis points.

This decrease resulted from a 56 basis point decrease in the yield on earning assets and a 46 basis point decrease in the effective cost of funds. The decreased yield on earning assets was primarily due to lower yields on loans and the decreased effective cost of funds was due to lower average rates paid on interest-bearing funding. We continue to experience growth in our portfolios while maintaining our competitive pricing during this low interest rate environment.

        Net interest income increased $1.8 million or 24.10% for the three months ended June 30, 2004 compared to the same period in 2003. The net increase consists of an increase in interest income of $2.0 million or 18.29%, less an increase in interest expense of $267,000 or 7.04% for the three-month period. Net interest income increased $3.7 million or 25.51% for the six months ended June 30, 2004 compared to the same period in 2003. The net increase consists of an increase in interest income of $3.9 million or 17.76%, less an increase in interest expense of $264,000 or 3.41% for the six-month period. This increase consists of a volume variance of $6.2 million and a rate variance of $(2.6 million). These variances include the impact of the acquisition of First National Bank of the South for the three and six-month periods ended June 30, 2004.

        Other Income.    Other income for the three months ended June 30, 2004 increased by $550,000 or 22.99% compared to the same period in 2003. Service charges increased by $305,000 and gain on sale of securities increased by $297,000. Other income for the six months ended June 30, 2004 increased by $1.1 million compared to the same period in 2003. Service charges increased by $607,000 and gain on sale of securities increased by $532,000. The increases in service charges are directly related to the increase in deposit accounts and the inclusion of First National Bank of the South for the three and six-month periods ended June 30, 2004. Exclusive of the acquisition of First National Bank of the South, other income increased by $102,000 or 4.26% and $211,000 or 4.45% for the three and six month periods ended June 30, 2004, respectively, compared to the same periods in 2003.

        Other Expense.    Other expenses increased by approximately $1.2 million or 16.24% for the three months ended June 30, 2004 compared to the same period in 2003. The increase is due primarily to an increase in salaries and employee benefits of $769,000. Net occupancy and equipment expenses increased $174,000 and other operating expenses increased $241,000. Other expenses increased by $2.7 million for the six months ended June 30, 2004. Net occupancy and equipment expenses increased by $392,000 and other operating expenses increased by $761,000 for the six-month period. Salaries and employee benefits increased by $1.6 million for the six month period. The increase in salaries and employee benefits is partially due to the acquisition of First National Bank of the South, which accounted for $1.4 million of the six-month increase and the addition of 58 employees. Exclusive of the acquisition of First National Bank of the South, other operating expenses decreased $184,000 or 4.89% and other expense increased $35,000 or 0.25% for the six-month period ending June 30, 2004 compared to the same period in 2003.

        Income Tax Expense.    Income tax expense increased by $486,000 for the three-month period ended June 30, 2004, compared to the same period last year. The effective tax rate for the three-month period ended June 30, 2004 was 31.33%, compared to 23.52% for the same period in 2003. Income tax expense increased by $786,000 for the six-month period ended June 30, 2004, compared to the same period last year. The effective tax rate for the six-month period ended June 30, 2004 was 30.32%, compared to 25.13% for the same period in 2003. In 2003, the effective tax rate was impacted by tax credits.

        Net Income.    Net income increased by $500,000 or 28.85% for the three months ended June 30, 2004, compared to the same period in 2003, and by $1.0 million or 29.59% for the six months ended June 30, 2004 compared to the same period in 2003. These increases are directly related to the increase in net interest income which was partially offset by the increases in other expenses as discussed above.

        Asset Quality.    The allowance for loan losses at June 30, 2004 was $9.0 million or 1.21% of total loans compared to $7.5 million or 1.33% at June 30, 2003. The analysis below indicates a decrease of

$53,000 in net charge-offs for the six months ended June 30, 2004 as compared to the same period in 2003 which is directly attributable to the improvement in asset quality at HomeTown Bank of Villa Rica which contributed $254,000 to the net charge-off balance at June 30, 2003. Based on our evaluation, management believes the allowance is adequate to absorb any loan losses at June 30, 2004. The allowance for loan losses acquired in prior periods related to acquisitions has been sufficient to absorb estimated uncollectible nonperforming loans acquired in addition to any net write-offs related to nonperforming loans acquired. During 2003, we increased the allowance for loan losses for a loan that subsequent to the consummation of the acquisition of HomeTown Bank of Villa Rica in 2002 was classified in connection with a regulatory examination. The loan was performing at the time of the acquisition and continues to be a performing loan. The allowance for loan losses is evaluated monthly and adjusted to reflect the risk in the portfolio.

        The following table summarizes the allowance for loan losses for the six-month periods ended June 30, 2004 and 2003.

	Six Months Ended June 30,
	2004	2003
	(Dollars in thousands)
Average amount of loans outstanding	$729,077	$559,991

Allowance for loan losses balance, beginning of period	$8,726	$7,538

Less charge-offs
Commercial loans	(112)	—
Real estate loans	(118)	—
Consumer loans	(324)	(567)

Total charge-offs	(554)	(567)

Plus recoveries
Commercial loans	4	—
Real estate loans	10	2
Consumer loans	192	164

Total recoveries	206	166

Net charge-offs	$(348)	$(401)

Plus provision for loan losses	$609	$390

Allowance for loan losses balance, end of period	$8,987	$7,527

Net charge-offs to average loans (annualized)	0.10%	0.14%

        The provision for loan losses increased $149,000 or 84.66% for the three months ended June 30, 2004 compared to the same period in 2003. Exclusive of the acquisition of First National Bank of the South, the provision for loan losses increased $109,000 or 61.93%. The provision for loan losses increased $219,000 or 56.15% for the six months ended June 30, 2004 compared to the same period in 2003. Exclusive of the acquisition of First National Bank of the South, the provision for loan losses increased $119,000 or 30.51% for the six-month period ended June 30, 2004 compared to the same period in 2003. The increase can also be attributed to internal growth in the loan portfolio.

        The following table is a summary of nonaccrual and past due loans. There was no restructured debt as of June 30, 2004 or June 30, 2003. The numbers indicate a decrease of $821,000 in nonaccrual loans, which was primarily concentrated at HomeTown Bank of Villa Rica. The level of nonaccrual loans has continued to decrease at HomeTown Bank of Villa Rica since its acquisition in November 2002, which is consistent with the previous net charge-off discussion. A majority of the consumer nonaccrual loan balance is related to Community Loan Company which represents approximately 87.3% or $419,000 of the balance. The table presents an increase of $499,000 in past due loans over 90 days. This increase represents two loans to the same customer totaling $552,000 located at Community Trust Bank, which are both in the process of foreclosure as of June 30, 2004. As of June 30, 2004, we do not expect any significant losses relating to these two loans due to the value of the underlying collateral. Community Loan Company accounts for approximately 48.4% or $530,000 of the past due loan balance at June 30, 2004. Due to the nature of the consumer finance business, we believe that the level of nonaccrual and past due loans over 90 days for Community Loan Company is normal and will consistently remain higher than those seen in the banking industry. Community Loan Company's reserve for loan losses is also higher to cover these higher levels of nonaccrual and past due loans. The reserve for loan losses for Community Loan Company was 9.37% at June 30, 2004 and 9.92% at June 30, 2003. Because of the value of the underlying collateral, management believes there is minimal or no loss anticipated on the remaining real estate loans categorized as nonaccrual or past due loans.

	As of June 30,
	2004		2003
	Nonaccrual Loans	Past Due 90 Days or More and Still Accruing	Nonaccrual Loans	Past Due 90 Days or More and Still Accruing
	(In thousands)
Real estate loans	$1,845	$552	$2,446	$160
Commercial loans	186	—	284	—
Consumer loans	480	544	602	437

Total	$2,511	$1,096	$3,332	$597

        Our banking subsidiaries' policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when: (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Community Loan Company accrues interest until management determines that full repayment of principal and interest is not probable, which in some cases exceeds 90 days past due. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

        Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent material credits about which management is aware of which cause management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms, except as noted above.

Results of Operations—For the Years Ended December 31, 2003, 2002 and 2001

        Net Interest Income and Earning Assets.    During 2003 and 2002, we continued to experience moderate internal growth in interest-earning and total assets which was funded by increases in deposits, borrowings, and the retention of net profits. During 2003, we experienced additional growth through the acquisition of First National Bank of the South as explained above. We recorded net income of $7.7 million and $6.5 million for the years ended December 31, 2003 and 2002, respectively.

        Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and security losses, to generate noninterest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends upon our ability to obtain an adequate net interest spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. The net yield on average interest-earning assets decreased to 4.25% in 2003 from 4.42% in 2002. This decrease is attributable primarily to decreases in interest rates by the Federal Reserve. In 2003, the average yield on interest-earning assets decreased to 6.32% from 7.15% in 2002 and the average yield on interest-bearing liabilities decreased to 2.33% in 2003 from 3.13% in 2002. The overall change in the interest rate spread from 2002 to 2003 was a decrease of 3 basis points. The decrease in the net interest spread is a result of increases in loan volume, which are not being offset by decreases in rates. Total average interest-earning assets increased by $196.1 million, to $740.8 million at December 31, 2003 from the same period of 2002 and average interest-bearing liabilities increased by $178.9 million, to $655.6 million for the same period.

        The net yield on average interest-earning assets increased by 8 basis points to 4.42% from 4.34% for the year ended December 31, 2002 as compared to 2001. The increased net yield in 2002 was primarily attributable to increases in loan volume and the significant decrease in rates paid on interest-bearing liabilities.

        Net interest income increased by $7.4 million to $31.5 million in 2003, compared to an increase of $2.6 million in 2002. The increase for both years continues to reflect the continued increase in interest-earning assets during 2003 and 2002. The change in net interest income is the result of the increases in net volume versus changes in net interest rates.

        Other Income.    Other income increased during 2003 by $1.9 million compared to an increase of $1.7 million in 2002. For the year ended December 31, 2003, the most significant portion of the net increase consisted of an increase of $1.3 million in service charges on deposit accounts and an increase of $933,000 in mortgage origination fees. This increase was partially offset by a net decrease in security transactions of $424,000. For the same period in 2002, service charges increased by $189,000 and mortgage origination fees increased by $445,000. The increase in service charges was related to growth in transaction accounts and new service charge income related to a new product. The increase in mortgage origination fees is directly related to the decrease in the prime rate which also impacts the mortgage rates. In a decreasing rate environment, refinancing of mortgage loans has provided an excellent opportunity for us to generate other fee income.

        Other Expense.    Other expense increased $7.9 million and $590,000 for the years ended December 31, 2003 and 2002, respectively. Increases in salaries and employee benefits represent the most significant portions of these increases, which increased by $4.6 million and $592,000 for the years ended 2003 and 2002, respectively. The number of full-time equivalent employees increased by 68 from December of 2002 to December of 2003, 53 of which related to the acquisition of First National Bank of the South. In addition to the additional salary expense related to new employees, we incurred increases due to increases in profit sharing contributions, health insurance costs, incentive compensation and normal salary increases for the years ended December 31, 2003 and 2002. Other operating expenses increased by $2.3 million and $62,000, respectively, for the years ended December 31, 2003 and 2002. The increase in other operating expenses in 2003 included increases in marketing and public relations of $369,000, ATM and data processing expenses of $314,000, supplies, postage and telephone expenses of $390,000 and a loss recorded on the sale of a building of $315,000.

        Income Tax Expense.    Income tax expense decreased $411,000 to $2.6 million in 2003 from $3.0 million in 2002. The decrease was attributable to state tax retraining credits taken in 2003. The effective tax rate was 25.2% for the year ended December 31, 2003 and 31.7% for the year ended December 31, 2002.

        Net Income.    Net income increased by $1.2 million for the year ended December 31, 2003, or by 18.68%. The increase in net income for the same period in 2002 was $2.9 million, or 82.02%. The increase in net income in 2003 was due primarily to significant growth in interest-earning assets and increased non-interest income. The increase in net income in 2002 was the result of a combination of significant growth in interest-earning assets, moderate increases in other expenses, a decrease in provision for loan losses and increased non-interest income.

        Asset Quality.    Provisions for loan losses increased by $561,000 during 2003 compared to a decrease of $461,000 during 2002. The provision for loan losses is the charge to operations which management believes is necessary to fund the allowance for loan losses. This provision is based on management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them at the time of their examinations. See also allowance discussion in the "Critical Accounting Policies" section included in this prospectus.

        The following table presents details of the provision for loan losses, nonaccrual loans and related categories for each subsidiary as well as on a consolidated basis. The increase in the provision for loan losses in 2003 was primarily due to a provision taken at HomeTown Bank of Villa Rica for $679,000 that directly relates to one loan relationship commented on by its regulators. The loan is currently performing and is secured by real estate. We believe that there is sufficient collateral to cover this loan. The consumer related charge-offs consist of many smaller balance loans while the real estate related charge-offs consist of only a few larger balance loans. Real estate loans are normally secured by one to four family residences or other real estate with values exceeding the original loan balance, therefore minimizing the risk of loss. Consumer loans, however, may be secured by consumer goods and automobiles, or may be unsecured, and therefore subject to greater loss in the event of charge-off. During a recession, losses are more likely and the risk of loss is greater in the consumer portfolio. The allowance for loan losses as a percentage of nonaccrual loans at December 31, 2003 was 261.8%, which was up from 136.9% in 2002. This increase is due to nonaccrual loans decreasing to $3.3 million at December 31, 2003 from $5.5 million at December 31, 2002. This decrease in nonaccrual loans was primarily attributable to HomeTown Bank of Villa Rica whose nonaccrual loan balance at December 31, 2002 was $3.8 million and at December 31, 2003 was $497,000. This decrease was offset by an increase at one subsidiary in nonaccrual loans of $1.3 million representing one loan relationship. During the same period, other problem loans, including past due loans greater than 90 days past due, decreased by $1.3 million compared to an increase of $1.6 million in 2002. The decrease in past due loans is attributable to the loan mentioned above of $1.3 million moving from past due status to nonaccrual. Based on management's evaluations, management believes the allowance for loan losses is adequate to absorb potential losses on existing loans.

	Year Ended December 31, 2003
	Gainesville Bank & Trust	United Bank & Trust	Community Trust Bank	Community Loan Company	HomeTown Bank of Villa Rica	First National Bank of the South	Consolidated
	(Dollars in thousands)
Total charge-offs	$221	$65	$350	$204	$615	$11	$1,466
Total recoveries	66	69	121	35	79	14	384
Net charge-offs (recoveries)	155	(4)	229	169	536	(3)	1,082
Total nonaccrual loans	1,459	143	590	444	497	200	3,333
Loans past due 90 days	9	—	—	477	22	1	509
Provision for loan losses	431	—	125	151	679	20	1,406
Allowance to total loans	1.12%	1.10%	1.27%	8.27%	1.45%	0.98%	1.23%
Net charge-offs (recoveries) to average loans	0.05	(0.01)	0.19	4.94	0.47	(0.01)	0.18
Allowance to nonperforming loans	229.68	457.34	270.34	74.10	384.31	443.50	261.81
	Year Ended December 31, 2002
	Gainesville Bank & Trust	United Bank & Trust	Community Trust Bank	Community Loan Company	HomeTown Bank of Villa Rica	First National Bank of the South	Consolidated
	(Dollars in thousands)
Total charge-offs	$318	$74	$227	$396	$79	N/A	$1,094
Total recoveries	37	242	107	33	5	N/A	424
Net charge-offs (recoveries)	281	(168)	120	363	74	N/A	670
Total nonaccrual loans	666	—	546	448	3,846	N/A	5,506
Loans past due 90 days	1,458	31	—	323	2	N/A	1,814
Provision for loan losses	420	—	244	181	—	N/A	845
Allowance to total loans	1.15%	1.19%	1.37%	9.75%	1.88%	N/A	1.39%
Net charge-offs (recoveries) to average loans	0.11	(0.33)	0.10	10.73	0.09	N/A	0.15
Allowance to nonperforming loans	461.71	—	311.17	77.46	45.94	N/A	136.91

Effects of Inflation

        The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. Through the Investment Committee of our holding company's board of directors, we attempt to structure the assets and liabilities and manage the rate sensitivity gap of each subsidiary bank, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management" below.

Off-Balance Sheet Arrangements

        Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. We use the same credit policies in making such commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of June 30, 2004 and December 31, 2003 are as follows:

	June 30, 2004	December 31, 2003
	(In thousands)
Commitments to extend credit	$171,967	$138,310
Financial standby letters of credit	3,384	3,718
Other standby letters of credit	926	1,349
Credit card commitments	5,681	5,302

Total	$181,958	$148,679

Liquidity and Capital Resources

        Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. We seek to meet liquidity requirements primarily through management of short-term investments, monthly amortizing loans, maturing single payment loans, and maturities of securities and prepayments. Also, we maintain relationships with correspondent banks which could provide funds on short notice. As of June 30, 2004, we had borrowed under federal funds purchase lines and securities sold under repurchase agreements $17.3 million compared to $17.3 million as of December 31, 2003. These borrowings typically mature within one to four business days.

        The following table sets forth certain information about contractual cash obligations as of December 31, 2003.

	Payments Due after December 31, 2003
	Total	1 Year or Less	1 - 3 Years	4 - 5 Years	After 5 Years
Subordinated debt	$15,464	$—	$—	$—	$15,464
Operating leases	1,850	699	448	248	455
Capital commitments	2,900	2,900	—	—	—
Federal Home Loan Bank advances	75,703	20,232	10,504	19,664	25,303

Total contractual cash obligations	$95,917	$23,831	$10,952	$19,912	$41,222

        Our operating leases represent short-term obligations, normally with maturities of one year or less. Many of the operating leases have thirty-day cancellation provisions. The total contractual obligations for operating leases do not require a material amount of our cash funds.

        Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At June 30, 2004, our liquidity ratio was 16.20% which was above our policy minimum ratio of 15%. Liquidity is measured by the ratio of net cash, federal funds sold and securities to net deposits and short-term liabilities. In the event our subsidiary banks need to generate additional liquidity, funding plans would be implemented as outlined in the liquidity policy of the banks. Our banks have lines of credit available to meet any unforeseen liquidity needs. Also, our banks have relationships with the Federal Home Loan Bank of Atlanta, which provides funding for loan growth on an as needed basis. Management reviews liquidity on a periodic basis to monitor and adjust liquidity as necessary. Management has the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements. At June 30, 2004, we had available borrowing capacity totaling approximately

$135.5 million through various borrowing arrangements and available lines of credit. We believe our short-term investments and available borrowing arrangements are adequate to cover any reasonably anticipated immediate need for funds.

        As of June 30, 2004, GB&T Bancshares, Inc. and its subsidiary banks were considered to be well-capitalized as defined in the Federal Deposit Insurance Corporation Improvement Act and based on regulatory minimum capital requirements. GB&T Bancshares, Inc. and its subsidiary banks' capital ratios as of June 30, 2004 are presented in the following table:

	Capital Ratios	For Capital Adequacy Purposes	To Be Well Capitalized
Total Capital to Risk Weighted Assets:
Consolidated	11.66%	8.00%	N/A
Gainesville Bank & Trust	10.42	8.00	10.00%
United Bank & Trust	12.80	8.00	10.00
Community Trust Bank	10.65	8.00	10.00
HomeTown Bank of Villa Rica	10.18	8.00	10.00
First National Bank of the South	10.62	8.00	10.00
Tier I Capital to Risk Weighted Assets:
Consolidated	10.52%	4.00%	N/A
Gainesville Bank & Trust	9.27	4.00	6.00%
United Bank & Trust	11.67	4.00	6.00
Community Trust Bank	9.64	4.00	6.00
HomeTown Bank of Villa Rica	8.93	4.00	6.00
First National Bank of the South	9.72	4.00	6.00
Tier I Capital to Average Assets:
Consolidated	8.67%	4.00%	N/A
Gainesville Bank & Trust	7.02	4.00	5.00%
United Bank & Trust	8.16	4.00	5.00
Community Trust Bank	8.46	4.00	5.00
HomeTown Bank of Villa Rica	7.88	4.00	5.00
First National Bank of the South	8.14	4.00	5.00

        We purchased property in May 2003 in Gainesville, Georgia for the purpose of establishing an operations center for the holding company's operations and data processing. The approximate cost of the property was $1.2 million. We anticipate the construction of the operations center to be completed in the fourth quarter of 2004 with an approximate completed cost of $2.9 million.

        Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or are reasonably likely to have a material effect on our liquidity, capital resources, or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

        Our subsidiary banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At June 30, 2004, approximately $1.8 million of retained earnings at our subsidiary banks were available for dividend declaration without regulatory approval.

Selected Financial Information and Statistical Data

        The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and shareholders' equity; interest rates and interest differentials; interest rate sensitivity gap ratios; our securities portfolio; our loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Distribution of Assets, Liabilities and Shareholders' Equity Interest Rates and Interest Differentials

        The following tables set forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Six Months Ended June 30, 2004
	Average Balances(1)	Income/ Expense	Yields/ Rates
	(Dollars in thousands)
Taxable securities	$124,110	$2,025	3.28%
Nontaxable securities(2)	16,048	370	4.64
Federal funds sold	13,192	60	0.91
Interest-bearing deposits in other banks	1,881	8	0.86
Loans(3)(4)	726,346	23,548	6.52

Total interest-earning assets	881,577	26,011	5.93

Unrealized gains on securities	660
Nonaccrual loans	2,731
Allowance for loan losses	(8,937)
Cash and due from banks	17,886
Other assets	81,824

Total assets	$975,741

Interest-bearing demand and savings deposits	$301,766	1,679	1.12
Time deposits	363,524	4,229	2.34
Borrowings	110,747	2,107	3.83

Total interest-bearing liabilities	776,037	8,015	2.09

Noninterest-bearing demand deposits	90,680
Other liabilities	10,329
Shareholders' equity(5)	98,695

Total liabilities and shareholders' equity	$975,741

Net interest income		$17,996

Net interest spread			3.84%
Net yield on average interest-earning assets			4.11%

(1)
Average balances were determined using the daily average balances.
(2)
Yields on nontaxable securities are not presented on a tax-equivalent basis.
(3)
Average balances of loans are net of deferred interest and fees and nonaccrual loans.
(4)
Interest and fees on loans include $1,888,000 of loan fee income for the six months ended June 30, 2004.
(5)
Average unrealized gains (losses) on securities available for sale, net of tax, have been included in shareholders' equity at $419,000, for June 30, 2004.

	Years Ended December 31,
	2003			2002			2001
	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates
	(Dollars in thousands)
Taxable securities	$103,660	$3,753	3.62%	$73,123	$3,869	5.29%	$68,639	$4,360	6.35%
Nontaxable securities(2)	18,172	688	3.79	15,891	698	4.39	15,907	720	4.53
Federal funds sold	12,897	145	1.12	10,075	150	1.49	11,458	447	3.90
Interest-bearing deposits in other banks	2,378	30	1.26	2,055	42	2.04	1,736	60	3.46
Loans(3)(4)	603,711	42,176	6.99	443,528	34,197	7.71	396,458	36,762	9.27

Total interest-earning assets	740,818	46,792	6.32	544,672	38,956	7.15	494,198	42,349	8.57

Unrealized gains on securities	2,330			2,327			1,355
Nonaccrual loans	4,420			2,990			1,038
Allowance for loan losses	(7,932)			(5,779)			(5,498)
Cash and due from banks	17,026			14,639			14,107
Other assets	56,472			28,481			25,886

Total assets	$813,134			$587,330			$531,086

Interest-bearing demand and savings deposits	$239,731	2,579	1.08	$147,969	1,692	1.14	$119,961	2,527	2.11
Time deposits	320,974	8,892	2.77	251,887	9,763	3.88	248,906	14,958	6.01
Borrowings	94,880	3,817	4.02	76,790	3,442	4.48	62,283	3,408	5.47

Total interest-bearing liabilities	655,585	15,288	2.33	476,646	14,897	3.13	431,150	20,893	4.85

Noninterest-bearing demand deposits	76,983			56,913			50,462
Other liabilities	7,422			6,328			7,544
Shareholders' equity(5)	73,144			47,443			41,930

Total liabilities and shareholders' equity	$813,134			$587,330			$531,086

Net interest income		$31,504			$24,059			$21,456

Net interest spread			3.99%			4.02%			3.72%
Net yield on average interest-earning assets			4.25%			4.42%			4.34%

(1)
Average balances were determined using the daily average balances.
(2)
Yields on nontaxable securities are not presented on a tax-equivalent basis.
(3)
Average balances of loans are net of deferred interest and fees and nonaccrual loans.
(4)
Interest and fees on loans include $3,412,000, $2,560,000 and $2,916,000 of loan fee income for the years ended December 31, 2003, 2002 and 2001, respectively.
(5)
Average unrealized gains (losses) on securities available for sale, net of tax, have been included in shareholders' equity at $1,260,000, $1,365,000, and $844,000 for 2003, 2002, and 2001, respectively.

Rate and Volume Analysis

        The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,
	2003 to 2002			2002 to 2001
	Increase (Decrease) Due To Change In			Increase (Decrease) Due To Change In
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)
Income from interest-earning assets:
Interest and fees on loans	$(3,435)	$11,414	$7,979	$(6,621)	$4,056	$(2,565)
Interest on taxable securities	(1,441)	1,325	(116)	(762)	271	(491)
Interest on nontaxable securities	(102)	92	(10)	(21)	(1)	(22)
Interest on federal funds sold	(42)	37	(5)	(248)	(49)	(297)
Interest on interest-bearing deposits in other banks	(18)	6	(12)	(28)	10	(18)

Total interest income	(5,038)	12,874	7,836	(7,680)	4,287	(3,393)

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits and savings deposits	(94)	981	887	(1,338)	503	(835)
Interest on time deposits	(3,182)	2,311	(871)	(5,372)	177	(5,195)
Interest on borrowings	(378)	753	375	(680)	714	34

Total interest expense	(3,654)	4,045	391	(7,390)	1,394	(5,996)

Net interest income	$(1,384)	$8,829	$7,445	$(290)	$2,893	$2,603

Asset/Liability Management

        Our asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to the Investment Committee of the holding company's board of directors on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

        A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

        Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

        At June 30, 2004 our cumulative one year interest rate sensitivity gap ratio was 1.00. This indicates that our interest-bearing liabilities will reprice during this period at the same rate as our interest-earning assets.

        The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of June 30, 2004, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

        The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$961	$—	$—	$—	$961
Federal funds sold	9,631	—	—	—	9,631
Securities(1)	18,992	34,573	83,316	10,983	147,864
Loans	405,953	104,897	226,055	8,532	745,437

Total interest earning assets	$435,537	$139,470	$309,371	$19,515	$903,893

Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$318,412	$—	$—	$—	$318,412
Time deposits	85,897	144,002	135,422	83	365,404
Federal funds purchased and repurchase agreements	17,259	—	—	—	17,259
Other borrowings	7,401	2,095	53,168	32,492	95,156

Total interest-bearing liabilities	$428,969	$146,097	$188,590	$32,575	$796,231

Interest rate sensitivity gap	$6,568	$(6,627)	$120,781	$(13,060)	$107,662

Cumulative interest rate sensitivity gap	$6,568	$(59)	$120,722	$107,662

Interest rate sensitivity gap ratio	1.02	0.95	1.64	0.60

Cumulative interest rate sensitivity gap ratio	1.02	1.00	1.16	1.14

(1)
Does not include restricted equity securities, which consist of Federal Home Loan Bank of Atlanta stock, The Bankers Bank stock and common stock of one de novo bank, as such assets are not interest rate sensitive.

        We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, as of June 30, 2004 approximately 69% of the loan portfolio is comprised of loans which have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

Securities Portfolio

Types of Securities

        The following table sets forth the carrying value of securities held by us as of the dates indicated:

		December 31,
	June 30, 2004
		2003	2002	2001
	(In thousands)
U.S. Treasury and U.S. government agencies and corporations	$51,705	$42,639	$38,337	$28,857
Mortgage-backed securities	76,559	69,872	47,069	36,835
State and municipal securities	16,523	17,576	16,774	16,590
Equity securities(1)	7,030	7,440	8,447	6,914

Total	$151,817	$137,527	$110,627	$89,196

(1)
Equity securities consist of Federal Home Loan Bank of Atlanta stock, The Bankers Bank stock, common stock of one de novo bank and corporate notes. For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual maturity date.

Maturities

        The amounts of debt securities as of June 30, 2004 are shown in the following table according to contractual maturities.

	U. S. Treasury and Other U. S. Government Agencies and Corporations		Municipal Securities
	Amount	Yield(1)	Amount	Yield(1)(2)
	(Dollars in thousands)
Maturity:
One year or less	$6,879	5.44%	$2,664	4.59%
After one year through five years	41,080	3.29	6,098	4.66
After five years through ten years	40,776	4.43	5,920	4.77
After ten years	39,529	4.33	1,841	4.85

Total	$128,264	4.09	$16,523	4.71

(1)
Yields were computed using coupon interest rates, including discount accretion and premium amortization. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.
(2)
Yields on municipal securities are not stated on a tax-equivalent basis.

Loan Portfolio

Types of Loans

        The following table sets forth our loans by type of collateral as of the dates indicated therein:

		December 31,
	June 30, 2004
		2003	2002	2001	2000	1999
	(In thousands)
Real estate—mortgage	$443,869	$439,779	$348,229	$247,311	$240,635	$170,557
Real estate—construction	210,879	185,397	120,922	99,473	68,951	66,658
Commercial	51,478	50,997	43,011	38,597	37,159	47,439
Consumer	28,744	30,088	29,630	29,286	33,207	34,389
Other	10,467	3,697	1,042	3,989	4,739	5,312

Total	745,437	709,958	542,834	418,656	384,691	324,355
Less allowance for loan losses	(8,987)	(8,726)	(7,538)	(5,522)	(5,099)	(4,233)

Net loans	$736,450	$701,232	$535,296	$413,134	$379,592	$320,122

Loans are net of deferred loan fees.

Maturities and Sensitivities to Changes in Interest Rates

        Total loans as of June 30, 2004 are shown in the following table according to contractual maturity.

(In thousands)
Commercial
One year or less	$24,268
After one through five years	26,950
After five years	260

51,478

Construction
One year or less	157,096
After one through five years	51,943
After five years	1,840

210,879

Other
One year or less	136,002
After one through five years	308,014
After five years	39,064

483,080

Total	$745,437

        The following table summarizes loans at June 30, 2004 with the due dates after one year for predetermined and floating or adjustable interest rates.

(In thousands)

Predetermined interest rates	$246,523
Floating or adjustable interest rates	181,548

$428,071

Risk Elements

        The following table presents the aggregate of nonperforming loans for the categories and as of the dates indicated.

		December 31,
	June 30, 2004
		2003	2002	2001	2000	1999
	(In thousands)
Loans accounted for on a nonaccrual basis	$2,511	$3,333	$5,506	$473	$1,602	$589
Loans contractually past due 90 days or more to interest or principal payments and still accruing	1,096	509	1,814	196	773	906
Loans, the term of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	62	12	14	—	—
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	—	—	—	—	—	—

        The reduction in interest income associated with nonaccrual loans as of June 30, 2004 is as follows:

(In thousands)
Interest income that would have been recorded on nonaccrual loans under original terms	$315
Interest income that was recorded on nonaccrual loans	$13

        Management includes nonaccrual loans in its definition of impaired loans as determined by Financial Accounting Standards Board Statement Numbers 114 and 118.

        Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when: (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses.

Commitments and Lines of Credit

        We will, in the normal course of business, commit to extend credit in the form of letters of credit, lines of credit, and credit cards. The amount of outstanding loan commitments at June 30, 2004, December 31, 2003 and 2002 was $182.0 million, $148.7 million and $108.7 million, respectively. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. We use the same credit and collateral policies for these off balance sheet commitments as we do for financial instruments that are recorded in the financial statements. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Summary of Loan Loss Experience

        The following table summarizes average loan balances for the periods set forth therein determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Average amount of total loans outstanding(1)	$729,077	$559,991	$608,131	$446,518	$397,496	$356,051	$282,277

Balance of allowance for loan losses at beginning of period	$8,726	$7,538	$7,538	$5,522	$5,099	$4,233	$3,068

Loans charged-off:
Real estate	(118)	—	(469)	(190)	(211)	(22)	(23)
Commercial	(112)	—	(295)	(77)	(78)	(68)	(42)
Consumer	(318)	(567)	(700)	(799)	(801)	(481)	(861)
Credit cards	(6)	—	(2)	(28)	(28)	(11)	(8)

	(554)	(567)	(1,466)	(1,094)	(1,118)	(582)	(934)

Recoveries of loans previously charged-off:
Real estate	10	2	53	175	21	131	—
Commercial	4	—	31	2	8	37	25
Consumer	192	150	286	246	192	146	96
Credit cards	—	14	14	1	14	—	5

	206	166	384	424	235	314	126

Net loans charged-off during the period	(348)	(401)	(1,082)	(670)	(883)	(268)	(808)

Allowance for loan losses acquired (sold)	—	—	864	1,841	—	(15)	77

Additions to allowance charged to expense during period	609	390	1,406	845	1,306	1,149	1,896

Balance of allowance for loan losses at end of periods	$8,987	$7,527	$8,726	$7,538	$5,522	$5,099	$4,233

Ratio of net loans charged-off during the periods to average loans outstanding	0.10%	0.14%	0.18%	0.15%	0.22%	0.08%	0.29%

(1)
Average total loans include nonaccrual loans.

        The following table sets forth the allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated:

			December 31,
	June 30, 2004
			2003		2002		2001		2000		1999
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Commercial	$683	6.92%	$663	7.19%	$573	7.92%	$418	9.22%	$373	9.66%	$307	14.63%
Real estate-construction	1,124	28.29	1,091	26.11	942	22.28	690	23.76	574	17.92	471	20.55
Real estate-mortgage	5,347	59.54	5,192	61.94	4,485	64.15	3,287	59.07	2,787	62.55	2,450	52.58
Consumer and other	1,833	5.25	1,780	4.76	1,538	5.65	1,127	7.95	1,365	9.87	1,005	12.24

Total allowance	$8,987	100.00%	$8,726	100.00%	$7,538	100.00%	$5,522	100.00%	$5,099	100.00%	$4,233	100.00%

        The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management's evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses. Such agencies may require our subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. See also our allowance for loan loss discussion in "Critical Accounting Policies."

        Our allowance for loan losses was approximately $8,726,000 at December 31, 2003, representing 1.23% of total loans, compared with $7,538,000 at December 31, 2002, which represented 1.39% of total loans.

Deposits

        Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. Average balances were determined using daily average balances.

			Years Ended December 31,
	Six Months Ended June 30, 2004
			2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Noninterest-bearing demand deposits	$90,680	—	$76,983	—	$56,913	—	$50,462	—
Interest-bearing demand and savings deposits	301,766	1.12%	239,731	1.08%	147,968	1.14%	119,961	2.11%
Time deposits	363,524	2.34	320,974	2.77	251,887	3.88	248,906	6.01

Total deposits	$755,970		$637,688		$456,768		$419,329

        The amounts of time certificates of deposit issued in amounts of $100,000 or more as of June 30, 2004 are shown below by category.

(In thousands)
Three months or less	$35,845
Over three through six months	14,681
Over six through 12 months	34,644
Over 12 months	48,682

Total	$133,852

Return on Equity and Assets

        The following table sets forth rate of return information for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
Return on assets(1)(5)	0.92%	0.93%	0.95%	1.11%	0.67%
Return on equity(2)(5)	9.09	11.18	10.56	13.72	8.53
Dividend payout ratio(3)	28.46	28.00	28.16	25.47	38.98
Equity to assets ratio(4)	10.11	8.33	9.00	8.08	7.90

(1)
Net income divided by average total assets.
(2)
Net income divided by average equity.
(3)
Dividends declared per share divided by diluted earnings per share.
(4)
Average equity divided by average total assets.
(5)
Annualized for the six-month periods ended June 30, 2004 and 2003.

Borrowings

        As part of our operating strategy, we have utilized federal funds purchased and securities sold under repurchase agreements as an alternative to retail deposits to fund our operations when borrowings are less costly and can be invested at a positive interest rate spread or when we need additional funds to satisfy loan demand. By utilizing federal funds purchased and securities sold under repurchase agreements, which possess varying stated maturities, we can meet our liquidity needs without otherwise being dependent upon retail deposits and revising our deposit rates to attract retail deposits, which, other than certificates of deposit, have no stated maturities and are subject to withdrawal from us at any time. At June 30, 2004, we had $17.3 million in outstanding federal funds purchased and securities sold under repurchase agreements.

        The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements at or for the periods ended on the dates indicated:

		As of or For the Years Ended December 31,
	As of and for the Six Months Ended June 30, 2004
		2003	2002	2001
	(Dollars in thousands)
Average balance outstanding	$16,906	$13,882	$14,695	$12,785
Maximum amount outstanding at any month-end during the period	19,106	21,343	26,160	19,707
Balance outstanding at end of period	17,259	17,314	11,538	19,707
Weighted average interest rate during period	1.03%	1.06%	2.16%	3.44%
Weighted average interest rate at end of period	1.40	0.85	1.69	1.74

BUSINESS

GB&T Bancshares, Inc.

        GB&T Bancshares was formed in 1998 as a bank holding company existing under the laws of the State of Georgia. On April 24, 1998, we completed a reorganization of Gainesville Bank & Trust to the current holding company structure by acquiring all of the outstanding common stock of Gainesville Bank & Trust in exchange for 1,676,160 shares of $5 par value GB&T Bancshares common stock. The acquisition was accounted for as a pooling of interests. We operate as a multi-bank holding company. All of our business activities are conducted through our subsidiaries. We have five wholly owned bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South, and a wholly owned consumer finance company, Community Loan Company. In August of 2004, we completed the acquisitions of Southern Heritage Bank, based in Oakwood, Georgia, and Lumpkin County Bank, based in Dahlonega, Georgia, by merging the two banks into Gainesville Bank & Trust.

        Through our subsidiary banks, we offer a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in or conduct a substantial portion of their business in our markets. We complement our lending operations with a full array of retail deposit products and fee-based services to support our clients including checking accounts, money market accounts, savings accounts and certificates of deposit. We also offer a variety of other traditional banking services to our customers, including drive-up and night depository facilities, 24-hour automated teller machines, internet banking, telephone banking and limited trust services. We operate a consumer finance company, Community Loan Company, which was formed in 1995. This business typically makes loans of less than $3,000 to individuals, which loans are primarily secured by personal property.

        On October 4, 2004, we announced the execution of a definitive agreement to acquire FNBG Bancshares, Inc., the parent company of the $115 million-asset First National Bank of Gwinnett. Under the terms of the agreement, FNBG Bancshares shareholders may elect to receive either 1.38 shares of our common stock, $30 in cash, or a combination of cash and our common stock, in exchange for each share of FNBG Bancshares common stock, subject to an overall cash limit of $8.7 million. We expect to complete this acquisition in the first quarter of 2005.

        We recently opened Bank of Athens as a division of Gainesville Bank & Trust. Bank of Athens offers a range of deposit and loan products and services, including internet banking with cash management for both business and personal accounts. We also plan to purchase property and develop plans for the construction of a new bank building for Bank of Athens during 2005.

Trust Preferred Securities

        In 2002, our holding company formed a wholly owned grantor trust and issued $15.5 million in aggregate principal amount of trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of our holding company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at our option on or after October 30, 2007. The sole assets of the grantor trust are the subordinated debentures of GB&T Bancshares. The debentures have the same variable interest rate as the trust preferred securities. We have the right to defer interest payments on the debentures for up to 20 consecutive quarterly periods (five years), so long as we are not in default under the debentures.

        On July 22, 2004, we issued an additional $10.3 million in aggregate principal amount of trust preferred securities through a wholly owned grantor trust in a private placement. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of our holding company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at our option on or after September 30, 2009. The sole assets of the grantor trust are the subordinated debentures of GB&T Bancshares. In addition, in connection with the acquisition of Southern Heritage, we assumed $4.1 million in aggregate principal amount of trust preferred securities which have substantially the same terms as our other trust preferred securities except that they may be redeemed on or after June 26, 2008. As of September 30, 2004, we had $29.9 million in aggregate principal amount of trust preferred securities outstanding. See the notes to the consolidated financial statements for further information on the trust preferred securities.

Market Areas and Competition

        We currently conduct business through 24 branches in our subsidiary banks' market areas of Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Bartow, Putnam, Clarke, Oconee and Lumpkin Counties, Georgia. Additionally, we have recently entered into an agreement to acquire FNBG Bancshares, Inc. and its bank subsidiary, First National Bank of Gwinnett, which will add Gwinnett County to our market areas. These market areas geographically surround metropolitan Atlanta. According to 2004 data from the U.S. Census Bureau, the average projected population growth in our markets from 2004 to 2009 is expected to be 15.34% versus a U.S. average of 4.84%. The table below details our deposit market share in our market area counties as of June 30, 2003. As we just recently opened a branch in Clarke County, which will serve Clarke and Oconee Counties, and have not yet completed the acquisition of FNBG Bancshares, information regarding Clarke, Oconee and Gwinnett Counties are not included in the table.

Market	Number of Branches	Our Market Deposits	Total Market Deposits	Ranking	Market Share Percentage (%)
	(Dollars in millions)
Baldwin County	2	$78.2	$495.6	4	15.8%
Bartow County	1	5.3	923.3	12	0.6
Carroll County	2	69.5	1,185.9	5	5.9
Cobb County	2	14.5	6,117.5	20	0.2
Hall County	8	404.0	2,370.9	3	17.0
Lumpkin County	2	65.3	252.0	3	25.9
Paulding County	3	174.4	608.1	2	28.7
Polk County	2	54.7	362.6	4	15.1
Putnam County	1	24.4	242.2	3	10.1
Consolidated	23	$890.3	$12,558.1	6	7.1%

        As a whole, the banking industry in Georgia is highly competitive. Our subsidiary banks compete with local as well as with national and regional financial institutions in our markets. In addition, our banks compete with credit unions, brokerage firms and money market funds. We compete with institutions which may have much greater financial resources than our subsidiary banks, and which may be able to offer more services to customers. In recent years, intense market demands, economic pressures, and increased customer awareness of products and services, and the availability of electronic services have forced banks to diversify their services and become more cost-effective. Our subsidiary banks face strong competition in attracting and retaining deposits and loans.

        Direct competition for deposits comes from other commercial banks, savings institutions, credit unions and issuers of securities, such as shares in money market funds. Interest rates on deposit accounts, convenience of banking facilities, products and services, and marketing are all significant factors in the competition for deposits.

        Competition for loans comes from other commercial banks, savings institutions, insurance companies, consumer finance companies, credit unions, mortgage banking firms and other institutional lenders. We compete for loan originations through interest rates charged on loans, loan fees, our efficiency in closing and handling of loans, and the overall quality of service. Competition is affected by the availability of lendable funds, general and local economic conditions, interest rates, and other factors that are not readily predictable.

        Management expects that competition will continue in the future due to statewide branching laws and the entry of additional bank and nonbank competitors.

Our Strategy

        We intend to achieve our primary goal of maximizing shareholder value by focusing on the following objectives:

  •
  Continue expansion, through selective acquisitions and opening strategically located branches, into high growth markets in Georgia where we believe we have a competitive advantage and an opportunity for growth;

  •
  Continue our primary focus on commercial and retail customers in our existing market areas with the goal of providing superior, personal customer service and maintaining strong asset quality;

  •
  Maintain local autonomy and accountability at our subsidiary banks;

  •
  Improve our financial performance through efficient management of our infrastructure and capital base;

  •
  Expand our financial products and services to meet the needs of our customers and to increase our fee income; and

  •
  Ensure management's interests are aligned with shareholders.

        Community Banking.    We believe that, in our market areas, customers are attracted and retained primarily through personal customer service and a local, community-oriented atmosphere in which they can feel comfortable and trust the bank personnel with which they are dealing. In order to maintain this atmosphere, as we have acquired new banks and grown internally, we generally maintain the management team of each separate bank, allowing it to retain its local entrepreneurial identity, autonomy and decision making. By keeping with this community banking strategy, we feel that our employees and customers will forge long-term, mutually beneficial relationships. By keeping management local and accessible to customers, we believe our banks can respond more quickly to our customers' needs than other, larger banks.

        Growth Strategy.    Our strategy is to pursue expansion into attractive, high growth markets around the metropolitan Atlanta area through acquisitions of community banks and the establishment of de novo branch offices. Since February 2000, we have integrated six bank acquisitions through mergers with their holding companies and/or merging the banks into Gainesville Bank & Trust. We focus our acquisition strategy on high-quality community banks with proven management teams that view combining with us as forging a partnership rather than as an exit strategy. Our goal is to maintain the management team of each acquired bank, allowing it to retain its local entrepreneurial identity, autonomy and decision making, while simultaneously increasing efficiency by consolidating administrative and back office operations.

        In addition to our strategy of expansion through combinations with other banks, we intend to continue to expand internally where possible by growing our existing banks in their respective market areas and nearby attractive markets. We believe that our decentralized community banking strategy allows our banks to effectively compete with our larger competitors by providing superior, personalized customer service, leveraging local decision making capabilities, and staying attuned to community matters.

Lending Activities

        We originate loans primarily secured by single and multi-family real estate, residential construction, and owner-occupied commercial buildings. In addition, we make loans to small and medium-sized commercial businesses, as well as to consumers for a variety of purposes. We also lend to residential contractors and developers in our market areas. We attempt to obtain a security interest in real estate whenever possible. As of June 30, 2004, approximately 88% of our loan portfolio was secured by real estate.

        We also provide commercial and consumer installment loans to our customers that are secured by collateral other than real estate. Such loans are typically of multiple-year duration and, if not variable rate, bear interest at a rate tied to our cost of funds of equivalent maturity.

        Our loan portfolio at June 30, 2004 was comprised as follows:

Type	Dollar Amount	Percentage of Portfolio
	(in thousands)
Real Estate—Mortgage	$443,869	59.5%
Real Estate—Construction	210,879	28.3
Commercial	51,478	6.9
Consumer	28,744	3.9
Other	10,467	1.4

Total	$745,437	100%

        Real Estate—Mortgage.    We make commercial mortgage loans to finance the purchase of real property as well as loans to smaller business ventures, credit lines for working capital and short-term seasonal or inventory financing, including letters of credit, that are also secured by real estate. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of loans is dependent, in large part, on sufficient income from the properties collateralizing the loans to cover operating expenses and debt service. As a general practice, we require our commercial mortgage loans to be collateralized by well-managed income producing property with adequate margins and to be guaranteed by responsible parties. In addition, a substantial percentage of our commercial mortgage loan portfolio is secured by owner-occupied commercial buildings. We look for opportunities where cash flow from the collateral provides adequate debt service coverage and the guarantor's net worth is centered on assets other than the project we are financing. Our commercial mortgage loans are generally collateralized by first liens on real estate, have fixed or floating interest rates and amortize over a 15 to 25-year period with balloon payments due at the end of one to nine years. Payments on loans collateralized by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may by subject to adverse conditions in the real estate market.

        In underwriting commercial mortgage loans, we seek to minimize our risks in a variety of ways, including giving careful consideration to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. Our underwriting analysis also includes credit checks, reviews of appraisals and environmental hazards or EPA reports and a review of the financial condition of the borrower. We attempt to limit our risk by analyzing our borrowers' cash flow and collateral value on an ongoing basis.

        Our residential mortgage loans consist of originating residential loans for the purchase of residential property to individuals for other third-party lenders. Residential loans to individuals held in our loan portfolio primarily consist of home equity loans and lines of credit. These loans are generally made on the basis of the borrower's ability to repay the loan from his or her employment and other income and are secured by residential real estate, the value of which is reasonably ascertainable. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Other than originating residential mortgage loans that we resell into the secondary market, we infrequently make consumer residential real estate loans consisting primarily of first and second mortgage loans for residential properties. We generally do not retain long term, fixed rate residential real estate loans in our portfolio due to interest rate and collateral risks and low levels of profitability.

        Real Estate—Construction.    We also make construction and development loans to residential and, to a lesser extent, commercial contractors and developers located within our market areas. Construction loans generally are secured by first liens on real estate and have floating interest rates. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the value of the project is dependent on its successful completion. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, upon the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While we have underwriting procedures designed to identify what we believe to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

        Commercial Lending.    Our commercial loan portfolio includes loans to smaller business ventures, credit lines for working capital and short-term seasonal or inventory financing, as well as letters of credit that are generally secured by collateral other than real estate. Commercial borrowers typically secure their loans with assets of the business, personal guaranties of their principals, and often mortgages on the principals' personal residences. Our commercial loans are primarily made within our market areas and are underwritten on the basis of the commercial borrower's ability to service the debt from income. In general, commercial loans involve more credit risk than residential and commercial mortgage loans. The increased risk in commercial loans is generally due to the type of assets collateralizing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced from the operations of the business, and those operations may not be successful.

        Consumer Loans.    We make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. Consumer loans entail greater risk than other loans, particularly in the case of consumer loans that are unsecured or secured by depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by job loss, divorce, illness or personal bankruptcy.

        Credit Risks.    The principal economic risk associated with each category of the loans that we make is the creditworthiness of the borrower and the ability of the borrower to repay the loan. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. General factors affecting a commercial borrower's ability to repay include interest rates, inflation and the demand for the commercial borrower's products and services, as well as other factors affecting a borrower's customers, suppliers and employees.

        Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.

        Lending Policies.    The boards of directors of our subsidiary banks establish and periodically review the subsidiary banks' lending policies and procedures. Our board of directors has recently adopted a company-wide lending policy and the boards of directors of our subsidiary banks are in the process of implementing this policy. Despite our centralized policy, we may grant our subsidiary banks the flexibility to adapt our lending policy to conditions in their specific market areas. There are regulatory restrictions on the dollar amount of loans available for each lending relationship. State banking regulations provide that no secured loan relationship may exceed 25% of the subsidiary banks' statutory capital or net assets, as defined, and no unsecured loan relationship may exceed 15% of statutory capital, except in limited circumstances. National banking regulations provide that no loan relationship may exceed 15% of the subsidiary banks' Tier 1 capital. Our subsidiary banks occasionally sell participation interests in loans to other lenders, including our other subsidiary banks, primarily when a loan exceeds the subsidiary banks' legal lending limits.

Deposits

        Our principal source of funds for loans and investing in securities is core deposits. We offer a wide range of deposit services, including checking, savings, money market accounts, and certificates of deposit. We obtain most of our deposits from individuals and businesses in our market areas. We believe that the rates we offer for core deposits are competitive with those offered by other financial institutions in our market areas. A secondary source of funding is through advances from the Federal Home Loan Bank of Atlanta, subordinated debt and other borrowings which enable us to borrow funds at rates and terms, which at times, are more beneficial to us.

Other Banking Services

        Given client demand for increased convenience and account access, we offer a range of products and services, including 24-hour internet banking, direct deposit, traveler's checks, safe deposit boxes, United States savings bonds and automatic account transfers. We earn fees for most of these services. We also receive ATM transaction fees from transactions performed by our customers participating in a shared network of automated teller machines and a debit card system that our customers can use throughout Georgia and in other states.

Securities

        After establishing necessary cash reserves and funding loans, we invest our remaining liquid assets in securities allowed under banking laws and regulations. We invest primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and in certain obligations of states and municipalities. We also invest excess funds in federal funds with our correspondent banks and primarily act as a net seller of such funds. The sale of federal funds represents a short-term loan from us to another bank. Risks associated with securities include, but are not limited to, interest rate fluctuation, maturity, and concentration.

Asset/Liability Management

        It is our objective to manage our assets and liabilities to provide a satisfactory and consistent level of profitability within the framework of established cash, loan, securities, borrowing and capital policies. Our overall philosophy is to support asset growth primarily through the growth of core deposits, which include deposits of all categories from individuals and businesses. Management seeks to invest the largest portion of our assets in loans.

        Our asset-liability mix is monitored on a periodic basis with a report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Investment Committee of the holding company's board of directors on a quarterly basis. The objective of this policy is to manage interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on our earnings.

Employees

        As of September 30, 2004, we had 440 full-time equivalent employees, of which 153 were employed by Gainesville Bank & Trust, 34 were employed by United Bank & Trust, 72 were employed by Community Trust Bank, 24 were employed by Community Loan Company, 54 were employed by HomeTown Bank of Villa Rica, 61 were employed by First National Bank of the South and 42 were employed by the holding company. The increase in holding company employees represents a move of staff operations from Gainesville Bank & Trust to the holding company. We are not a party to any collective bargaining agreement and, in the opinion of management, we enjoy satisfactory relations with our employees.

MANAGEMENT

        The following sets forth each of our directors and executive officers and each director's or executive officer's age, the year first elected as an officer or director of GB&T Bancshares (or Gainesville Bank & Trust prior to the formation of the holding company), and biographical information of each for at least the past five years. Each member of our board of directors serves for a term of one year, or until his successor is elected and qualified. All officers serve until they resign or are replaced or removed by our board of directors.

Director	Age	Year First Elected or Appointed	Biographical Information
Larry B. Boggs	68	2002	Mr. Boggs has been in the business of developing and building residential and commercial property in the Atlanta area since 1972. He is currently President of Benchmark Homes Inc., Benchmark United Inc., Benchmark Enterprises Inc., Benchmark Century Inc., B&W Properties Inc., and is affiliated with Benchmark International Realty Inc., International Building Supply Inc., Tanyard Properties Inc., and Villa West Industrial LLC. All of the companies listed are involved in different phases of the construction industry including sales and supply activities. Mr. Boggs became a director of GB&T in connection with GB&T's acquisition of HomeTown Bank of Villa Rica. Mr. Boggs also continues to serve as a director and Chairman of HomeTown Bank of Villa Rica.
Lowell S. (Casey) Cagle	38	2004
			Mr. Cagle is the owner and President of Casey Cagle Properties, LLC and a Georgia State Senator for the 49th District. He served as Chairman of the Board of Southern Heritage Bancorp and Southern Heritage Bank from Southern Heritage's inception in 1998 until GB&T's acquisition of Southern Heritage in 2004.
Dr. John W. Darden	59	1987
			Dr. Darden is a retired medical doctor, having practiced surgery in Gainesville, Georgia for 25 years. Prior to September 2001, Dr. Darden was a partner in Northeast Georgia Surgical Associates for 17 years. Dr. Darden serves on the board of Gainesville Bank & Trust.
William A. Foster, III	59	2001
			Since 1992, Mr. Foster has served as Superior Court Judge for the Paulding Circuit, State of Georgia. Mr. Foster served as a director of Community Trust Financial Services Corporation until that company was acquired by the Company on June 30, 2001. Mr. Foster continues to serve as Chairman of the Board of Directors of Community Trust Bank, which became a subsidiary of GB&T in connection with its acquisition of Community Trust Financial Services Corporation. In addition, Mr. Foster served as the Chairman of the Board of Directors of Community Loan Company until June 30, 2001, when that company was acquired by GB&T.

Bennie E. Hewett	66	1987	Prior to 2002, Mr. Hewett was President of Capital Loan Company of Gainesville, Inc. In addition, from 1987 until 2002, Mr. Hewett served as Chairman of the Board of Delta Management Company, a sole proprietorship, which operated a chain of consumer finance companies located in Georgia, South Carolina, Texas and Louisiana. Presently, he is president and owner of Capital Assets, Inc., which invests in real estate, media and various other ventures. Mr. Hewett also serves on the board of Gainesville Bank & Trust and is Chairman of the Board of Community Loan Company.
Richard A. Hunt	60	1987
			Mr. Hunt is President and Chief Executive Officer of GB&T, and also serves as Chief Executive Officer of Gainesville Bank & Trust, positions he has held since July 1987. Mr. Hunt also serves on the boards of United Bank & Trust, Community Trust Bank, Gainesville Bank & Trust, HomeTown Bank of Villa Rica and Community Loan Company.
James L. Lester	58	2000
			Mr. Lester is President of JL Lester & Son, Inc., an investment company, and has been Vice President of Sales for EBY-Brown, a food distributorship, located in Rockmart, Georgia, since 1998. Prior thereto, Mr. Lester was President of JL Lester & Son, Inc., a food distributorship.
Dr. T. Alan Maxwell	56	2003
			Dr. Maxwell is the owner and President of T. Alan Maxwell, D.D.S., P.C., a general dentistry practice in Milledgeville, Georgia. He was an organizer in 1989 of First National Bank of Baldwin County, which changed its name to First National Bank of the South, and has served as a director since 1989. Dr. Maxwell became a director of GB&T in connection with its acquisition of First National Bank of the South in August 2003.
James H. Moore	57	2003
			Mr. Moore is President of Sidney O. Smith, Inc., an independent insurance agency and has been employed with Sidney O. Smith, Inc. since 1973. He is also President of Southern Premium Finance, Inc., a company that finances premiums generated by Sidney O. Smith, Inc. Mr. Moore has served as a director of Gainesville Bank & Trust since June 1998.
Samuel L. Oliver	62	1987
			Mr. Oliver is Vice Chairman of GB&T and Gainesville Bank & Trust. He is a practicing attorney and partner in the law firm of Hulsey, Oliver & Mahar, LLP which has served as legal counsel to the Company since its organization. Mr. Oliver has been a member of Hulsey, Oliver & Mahar, LLP since 1969. Mr. Oliver serves on the boards of Gainesville Bank & Trust and Community Loan Company.

Alan A. Wayne	61	1992	Mr. Wayne is Secretary of GB&T. Mr. Wayne is a partner in Wayne Co. Development, the President of Wayne Brothers, Inc. and the President of Chattahoochee Parks, Inc. All are commercial real estate development companies. Mr. Wayne has held positions with these businesses or their predecessors for more than five years. Mr. Wayne serves on the boards of Gainesville Bank & Trust and Community Loan Company.
Philip A. Wilheit	60	1987
			Mr. Wilheit is Chairman of both the boards of GB&T Bancshares and Gainesville Bank & Trust. Mr. Wilheit has served as President of Wilheit Packaging, LLC, a distributor of packaging material and paper-related products since 1999. Mr. Wilheit also has served as Chairman of Marketing Images, a corrugated paper products company. Mr. Wilheit serves on the boards of Gainesville Bank & Trust and Community Loan Company.
Executive Officers
Richard A. Hunt			See information about Mr. Hunt under "Directors" above.
Gregory L. Hamby	50	1996
			Mr. Hamby is the Executive Vice President and Chief Financial Officer of GB&T and Gainesville Bank & Trust. Previously, Mr. Hamby served as Senior Vice President of GB&T and Gainesville Bank & Trust and from 1995 to 1996, Mr. Hamby served as Vice President and Accounting Manager of Gainesville Bank & Trust. Mr. Hamby was elected to the board of First National Bank of the South in October 2003.

DESCRIPTION OF CAPITAL STOCK

        The following summary describes the material terms of our common stock. For the complete terms of our common stock you should read the more detailed provisions of our Articles of Incorporation and Bylaws.

General

        Our authorized capital stock currently consists of 20 million shares of common stock, no par value. As of September 30, 2004, 10,051,693 shares of common stock were issued and outstanding. Additionally, as of September 30, 2004, there were exercisable options to acquire 722,387 shares of our common stock.

Common Stock

        All voting rights are vested in the holders of our common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of our common stock are entitled to share equally in any dividends that our board of directors may declare on our common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of our board of directors. Upon liquidation, holders of our common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution, in cash or in kind. Pursuant to an amendment to our Articles of Incorporation approved at a special meeting of our shareholders on October 13, 2004, our shareholders are no longer entitled to preemptive rights.

        The outstanding shares of our common stock are, and the shares of our common stock to be issued by us in connection with the offering will be, duly authorized, validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 67616-3672.

UNDERWRITING

        We have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc. with respect to the common stock to be offered in this offering. Subject to the terms and conditions contained in the underwriting agreement, Keefe, Bruyette & Woods, Inc. has agreed to purchase from us the number of shares of common stock set forth opposite its name in the following table.

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.
Total	1,200,000

        The underwriting agreement provides that the underwriter's obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the underwriter are true;

  •
  there is no material adverse change in the financial markets; and

  •
  we deliver customary closing documents to the underwriter.

        The underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are taken. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter's over-allotment option described below, unless and until this option is exercised.

Over-Allotment Option

        We have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 180,000 additional shares of common stock at the public offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus.

Commissions and Expenses

        The underwriter proposes to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $            per share. The underwriter may allow, and the dealers may reallow, a concession not in excess of $            per share on sales to other brokers and dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

        The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

	Per share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discount payable by us
Proceeds to us before expenses

        We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $300,000, and are payable by us.

Lock-Up Agreements

        We, and each of our directors and executive officers have agreed, for a period of 180 days after the date of the underwriting agreement, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or to enter into any swap or any other agreement or any transaction that transfers the economic consequences of ownership of our common stock, without, in each case, the prior written consent of Keefe, Bruyette & Woods, Inc., subject to certain specified exceptions. These restrictions expressly preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

        The 180-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or material event related to us occurs.

Indemnity

        We have agreed to indemnify the underwriter and persons who control the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization

        In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  •
  Over-allotment transactions involve sales by the underwriter of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriter sells more common stock than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

        In connection with this offering, the underwriter and any selling group members who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in our common stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, and before the commencement of offers or sales of the common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriter and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriter

        The underwriter and some of its respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

        The common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

LEGAL MATTERS

        The validity of the common stock to be issued in the offering will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain other legal matters relating to the offering will be passed upon by Troutman Sanders LLP, Atlanta, Georgia, and Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia. As of the date of this prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 105,486 shares of our common stock, and Samuel L. Oliver, a partner of Hulsey, Oliver & Mahar, LLP, is Vice Chairman of our board of directors. Certain legal matters in connection with the offering will be passed upon for the underwriter by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

        Our consolidated financial statements for the years ended December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been audited by, and included in this prospectus and/or incorporated by reference in this prospectus in reliance upon the report of, Mauldin & Jenkins, LLC, an independent registered public accounting firm, and given on their authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC pursuant to the informational requirements of the Securities Exchange Act of 1934. You can read and copy these reports, proxy statements, and other information concerning us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the SEC's internet site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "GBTB." Our filings are also available on our website http://www.gbt.com.

        We have filed a registration statement on Form S-3 with the SEC covering the common stock to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the common stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC (File No. 000-24203). This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, as filed with the SEC on May 10, 2004 and August 9, 2004, respectively;

  •
  our Current Reports on Form 8-K, filed with the SEC on May 19, 2004, October 7, 2004 and October 21, 2004;

  •
  any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we sell all of the common stock under this prospectus.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

GB&T BANCSHARES, INC.

AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
GB&T Bancshares, Inc. and Subsidiaries
Gainesville, Georgia

        We have audited the accompanying consolidated balance sheets of GB&T Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GB&T Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
January 30, 2004, except for Note 23 as to which the date is February 11, 2004

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

(Dollars in thousands)

	2003	2002
Assets
Cash and due from banks	$17,584	$18,113
Interest-bearing deposits in banks	535	8,205
Federal funds sold	6,534	25,170
Securities available for sale	132,945	106,843
Restricted equity securities, at cost	4,582	3,784
Loans, net of unearned income	709,958	542,834
Less allowance for loan losses	8,726	7,538

Loans, net	701,232	535,296

Premises and equipment, net	25,813	20,774
Goodwill and intangible assets	33,043	9,522
Other assets	22,010	14,525

Total assets	$944,278	$742,232

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$90,914	$56,795
Interest-bearing	637,715	523,453

Total deposits	728,629	580,248
Federal funds purchased and securities sold under repurchase agreements	17,314	11,538
Other borrowings	76,003	64,474
Other liabilities	10,025	10,619
Subordinated debt	15,464	15,000

Total liabilities	847,435	681,879

Commitments and contingencies
Stockholders' equity:
Capital stock, no par value; 20,000,000 shares authorized, 6,794,148 and 5,356,946 shares issued and outstanding at December 31, 2003 and 2002, respectively	67,983	35,658
Retained earnings	28,393	22,706
Accumulated other comprehensive income	467	1,989

Total stockholders' equity	96,843	60,353

Total liabilities and stockholders' equity	$944,278	$742,232

See Notes to Consolidated Financial Statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands, except per share amounts)

	2003	2002	2001
Interest income:
Loans, including fees	$42,176	$34,197	$36,762
Taxable securities	3,753	3,869	4,360
Nontaxable securities	688	698	720
Federal funds sold	145	150	447
Interest-bearing deposits in banks	30	42	60

Total interest income	46,792	38,956	42,349

Interest expense:
Deposits	11,471	11,455	17,485
Federal funds purchased, securities sold under repurchase agreements, other borrowings and subordinated debt	3,817	3,442	3,408

Total interest expense	15,288	14,897	20,893

Net interest income	31,504	24,059	21,456
Provision for loan losses	1,406	845	1,306

Net interest income after provision for loan losses	30,098	23,214	20,150

Other income:
Service charges on deposit accounts	4,953	3,660	3,471
Other service charges and fees	1,144	1,147	925
Gain on sale of securities	382	806	34
Mortgage origination fees	2,440	1,507	1,062
Gain on sale of loans	20	72	185
Trust fees	279	221	127
Equity in loss of unconsolidated subsidiary	—	(9)	(146)
Other operating income	710	658	671

Total other income	9,928	8,062	6,329

Other expenses:
Salaries and employee benefits	17,193	12,642	12,050
Occupancy and equipment expenses, net	4,352	3,290	3,354
Other operating expenses	8,148	5,816	5,754

Total other expenses	29,693	21,748	21,158

Income before income taxes	10,333	9,528	5,321
Income tax expense	2,608	3,019	1,745

Net income	$7,725	$6,509	$3,576

Basic earnings per share	$1.32	$1.35	$0.76

Diluted earnings per share	$1.29	$1.33	$0.74

See Notes to Consolidated Financial Statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands)

	2003	2002	2001
Net income	$7,725	$6,509	$3,576

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during period, net of tax (benefit) of $(632), $735 and $548, respectively	(1,285)	1,503	895
Reclassification adjustment for gains realized in net income, net of taxes of $145, $306 and $13, respectively	(237)	(500)	(21)

Other comprehensive income (loss)	(1,522)	1,003	874

Comprehensive income	$6,203	$7,512	$4,450

See Notes to Consolidated Financial Statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Amounts in thousands)

	Shares	Common Stock Par Value	Capital Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, December 31, 2000	4,651	$23,255	$—	$1,601	$15,586	$112	$40,554
Adjustment applicable to prior years (Note 22)	—	—	—	—	(11)	—	(11)

Balance, December 31, 2000, as restated	4,651	23,255	—	1,601	15,575	112	40,543
Net income	—	—	—	—	3,576	—	3,576
Options exercised, net of repurchases	88	442	—	99	—	—	541
Tax benefit of nonqualified stock options	—	—	—	198	—	—	198
Payment for fractional shares in connection with business combination	—	(1)	—	(4)	—	—	(5)
Dividends declared, $.29 per share	—	—	—	—	(1,358)	—	(1,358)
Other comprehensive income	—	—	—	—	—	874	874

Balance, December 31, 2001	4,739	23,696	—	1,894	17,793	986	44,369
Net income	—	—	—	—	6,509	—	6,509
Options exercised, net of repurchases	55	111	312	18	—	—	441
Purchase of Home Town Bank of Villa Rica	563	—	9,571	—	—	—	9,571
Tax benefit of nonqualified stock options	—	—	56	—	—	—	56
Reclassification of stock to no par stock	—	(23,807)	25,719	(1,912)	—	—	—
Dividends declared, $.34 per share	—	—	—	—	(1,596)	—	(1,596)
Other comprehensive income	—	—	—	—	—	1,003	1,003

Balance, December 31, 2002	5,357	—	35,658	—	22,706	1,989	60,353
Net income	—	—	—	—	7,725	—	7,725
Options exercised, net of repurchases	41	—	380	—	—	—	380
Purchase of First National Bank of the South	1,397	—	31,869	—	—	—	31,869
Tax benefit of nonqualified stock options	—	—	74	—	—	—	74
Payment for fractional shares in connection with business combinations	(1)	—	(9)	—	—	—	(9)
Contributed capital	—	—	11	—	—	—	11
Dividends declared, $.36 per share	—	—	—	—	(2,038)	—	(2,038)
Other comprehensive (loss)	—	—	—	—	—	(1,522)	(1,522)

Balance, December 31, 2003	6,794	$—	$67,983	$—	$28,393	$467	$96,843

See Notes to Consolidated Financial Statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands)

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$7,725	$6,509	$3,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	2,917	1,645	1,542
Provision for loan losses	1,406	845	1,306
Provision for losses on other real estate owned	65	—	100
Equity in loss of unconsolidated subsidiary	—	9	146
Gain on sale of securities	(382)	(806)	(34)
(Gain) loss on sale of other real estate owned	(37)	106	(26)
Gain on sale of loans	(20)	(72)	(185)
(Gain) loss on disposal of premises and equipment	295	82	(3)
Deferred income taxes	(582)	246	(324)
Decrease in interest receivable	324	124	747
Decrease in interest payable	(561)	(1,421)	(915)
Increase in cash surrender value of life insurance	(505)	(445)	(219)
Net other operating activities	(2,391)	2,589	1,544

Net cash provided by operating activities	8,254	9,411	7,255

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	7,720	(830)	(763)
Purchases of securities available for sale	(111,808)	(49,825)	(48,650)
Purchases of restricted equity securities	(685)	(471)	(150)
Proceeds from sale of restricted equity securities	500	—	—
Proceeds from maturities of securities available for sale	80,200	30,891	41,760
Proceeds from sales of securities available for sale	18,802	9,630	3,313
Net (increase) decrease in federal funds sold	21,615	(17,089)	7,699
Net increase in loans	(80,886)	(33,594)	(36,853)
Net cash acquired in business combinations	5,452	176	—
Purchase of premises and equipment	(4,937)	(2,880)	(3,060)
Proceeds from disposals of premises and equipment	2,198	—	84
Proceeds from sale of other real estate owned	864	1,413	626

Net cash used in investing activities	(60,965)	(62,579)	(35,994)

FINANCING ACTIVITIES
Net increase in deposits	44,905	40,162	25,456
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	5,776	(8,169)	2,575
Proceeds from other borrowings	16,852	20,883	3,296
Repayment of other borrowings	(13,695)	(13,537)	—
Proceeds from issuance of subordinated debt	—	15,000	—
Proceeds from issuance of common stock	380	441	540
Dividends paid	(2,038)	(1,596)	(1,358)
Payment for fractional shares	(9)	—	(5)
Capital contribution	11	—	—

Net cash provided by financing activities	$52,182	$53,184	$30,504

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands)

	2003	2002	2001
Net increase (decrease) in cash and due from banks	$(529)	$16	$1,765
Cash and due from banks at beginning of year	18,113	18,097	16,332

Cash and due from banks at end of year	$17,584	$18,113	$18,097

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$15,849	$16,318	$21,808
Income taxes	$2,524	$3,150	$1,804
NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$2,010	$70	$2,051
Financed sales of other real estate owned	$84	$161	$46
ACQUISITION OF SUBSIDIARIES
Capital stock issued	$31,869	$9,571

Assets acquired (liabilities assumed)
Cash and due from banks, net of cash paid	$5,452	$176
Interest-bearing deposits in banks	50	6,288
Federal funds sold	2,979	8,057
Securities available for sale	16,239	10,217
Restricted equity securities	652	321
Loans, net	88,467	89,322
Premises and equipment	5,662	4,658
Goodwill	21,318	7,822
Core deposit intangible	2,354	1,142
Other assets	7,540	1,830
Deposits	(104,092)	(113,328)
Other borrowings	(9,522)	(6,666)
Other liabilities	(5,230)	(268)

	$31,869	$9,571

See Notes to Consolidated Financial Statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        GB&T Bancshares, Inc. (the "Company") is a multi-bank holding company whose business is conducted by its wholly-owned commercial bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South (the "Banks"). Gainesville Bank & Trust is located in Gainesville, Hall County, Georgia with the main office and four branches located in Gainesville, one branch located in Oakwood, Georgia and one branch located in Buford, Georgia. United Bank & Trust is located in Rockmart, Polk County, Georgia with a branch in Cedartown, Georgia and a branch in Cartersville, Georgia. Community Trust Bank is located in Hiram, Paulding County, Georgia with one branch in Dallas, Georgia, one branch in Marietta, Georgia, and one branch in Kennesaw, Georgia. HomeTown Bank of Villa Rica is located in Villa Rica, Carroll County, Georgia with the main office and one branch located in Villa Rica and one branch located in Hiram, Georgia. First National Bank of the South is located in Milledgeville, Baldwin County, Georgia with the main office and one branch located in Milledgeville and one branch located at Lake Oconee, Putnam County. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Hall, Polk, Paulding, Carroll, Baldwin, and Putnam Counties, respectively, and the surrounding counties.

        The consolidated financial statements also include the Company's wholly-owned subsidiary, Community Loan Company ("CLC"). CLC was incorporated in 1995 for the purpose of acquiring and operating existing consumer finance companies under the direction of the Company. CLC has operations located in the Georgia cities of Rockmart, Rossville, Gainesville, Woodstock, Cartersville, Dahlonega, Dalton and Rome.

Basis of Presentation and Accounting Estimates

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

        The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due from Banks and Cash Flows

        For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, federal funds purchased and securities sold under repurchase agreements and deposits are reported net.

        The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $8,002,000 and $7,556,000 at December 31, 2003 and 2002, respectively.

Securities

        Debt securities that management has the positive intent and ability to hold to maturity would be classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

        The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses on the sale of securities are determined using the specific identification method and are included in earnings on the settlement date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary would be reflected in earnings as realized losses.

Loans

        Loans are reported at their outstanding principal balances less unearned income, net deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

        The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

Allowance for Loan Losses

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

        The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to their allowance based on their judgment about information available to them at the time of their examinations.

        A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

        Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	20-40 years
Furniture and equipment	3-10 years

Other Real Estate Owned

        Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $1,868,000 and $891,000, respectively.

Goodwill and Intangible Assets

        Goodwill represents the excess of cost over the fair value of the net assets purchased in business combinations. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment the amount by which the carrying amount exceeds the fair value would be charged to earnings. The Company performed its annual test of impairment in the third quarter and determined that there was no impairment of the carrying value as of July 31, 2003.

        Intangible assets consist of core deposit premiums acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, or 5 to 9 years. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

Income Taxes

        Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

        Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for federal income tax purposes. The Banks make matching contributions up to 100% of the first 6% of each participant's salary contribution based on the individual Bank's performance.

Stock-Based Compensation

        The Company has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Net income, as reported	$7,725	$6,509	$3,576
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	109	84	222

Pro forma net income	$7,616	$6,425	$3,354

Earnings per share:
Basic—as reported	$1.32	$1.35	$.76

Basic—pro forma	$1.30	$1.33	$.72

Diluted—as reported	$1.29	$1.33	$.74

Diluted—pro forma	$1.27	$1.31	$.70

Earnings Per Share

        Basic earnings per share are computed by dividing net income by the weighted-average number of shares of capital stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of capital stock outstanding and dilutive potential capital shares. Potential capital shares consist of stock options.

        Options to purchase 17,095 shares of common stock at prices ranging from $22.38 to $23.55 per share were outstanding during the year but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options were still outstanding at the end of year 2003.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

        In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock-Based Compensation".

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. The interpretations have not had a material effect on the Company's financial condition or results of operations.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company's financial condition or results of operations.

NOTE 2. BUSINESS COMBINATIONS

        On August 31, 2003, the Company completed the merger of Baldwin Bancshares, Inc. the parent company of First National Bank of the South in Milledgeville, Georgia. The Company issued 1,397,451 shares of its capital stock in exchange for all of the issued and outstanding common shares of Baldwin Bancshares, Inc. The acquisition has been accounted for as a purchase resulting in goodwill of approximately $21,318,000. First National Bank of the South's results of operations from September 1, 2003 are included in the consolidated results of operations for the year ended December 31, 2003.

        On November 30, 2002, the Company completed the merger of HomeTown Bank of Villa Rica. The Company issued 562,581 shares of its capital stock and approximately $4,826,000 in cash in exchange for all of the issued and outstanding common shares of HomeTown Bank of Villa Rica. The acquisition was accounted for as a purchase resulting in goodwill of approximately $8,227,000. HomeTown Bank of Villa Rica's results of operations from December 1, 2002 are included in the consolidated results of operations for the year ended December 31, 2002.

        On June 30, 2001, the Company effected a business combination with Community Trust Financial Services Corporation ("CTF") by exchanging 1,890,662 shares of its common stock for all of the common stock of CTF. The combination was accounted for as a pooling of interests.

NOTE 3. SECURITIES

        The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
December 31, 2003:
U.S. Government and agency securities	$42,497	$310	$(168)	$42,639
State and municipal securities	16,792	795	(11)	17,576
Mortgage-backed securities	70,083	422	(633)	69,872
Equity securities	1,642	—	—	1,642
Corporate bonds	1,215	1	—	1,216

	$132,229	$1,528	$(812)	$132,945

December 31, 2002:
U.S. Government and agency securities	$37,545	$798	$(6)	$38,337
State and municipal securities	15,893	882	(1)	16,774
Mortgage-backed securities	45,928	1,141	—	47,069
Equity securities	1,612	—	—	1,612
Corporate bonds	2,850	201	—	3,051

	$103,828	$3,022	$(7)	$106,843

        The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$9,284	$9,470
Due from one to five years	36,322	36,577
Due from five to ten years	12,879	13,262
Due after ten years	2,019	2,121
Mortgage-backed securities	70,083	69,872

	$130,587	$131,302

        Securities with an approximate carrying value of $65,501,000 and $45,791,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

        Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Gross gains	$460	$816	$48
Gross losses	(78)	(10)	(14)

Net realized gains	$382	$806	$34

        In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

        The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Securities:
U.S. Government and agency securities	$14,230	$168	$—	$—	$14,230	$168
State and municipal securities	1,015	11	—	—	1,015	11
Mortgage-backed securities	46,412	633	—	—	46,412	633

Total temporarily impaired securities	$61,657	$812	$—	$—	$61,657	$812

NOTE 4. LOANS

       The composition of loans is summarized as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Commercial, financial and agricultural	$50,997	$43,011
Real estate—construction	185,397	120,922
Real estate—mortgage	440,496	348,548
Consumer	30,088	29,630
Other	3,697	1,042

	710,675	543,153
Unearned income and deferred loan fees	(717)	(319)
Allowance for loan losses	(8,726)	(7,538)

Loans, net	$701,232	$535,296

        Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Balance, beginning of year	$7,538	$5,522	$5,099
Provision for loan losses	1,406	845	1,306
Loans charged off	(1,466)	(1,094)	(1,118)
Recoveries of loans previously charged off	384	424	235
Allowance for loan losses related to acquired loans	864	1,841	—

Balance, end of year	$8,726	$7,538	$5,522

        The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Impaired loans without a valuation allowance	$3	$—	$190
Impaired loans with a valuation allowance	3,392	6,028	327

Total impaired loans	$3,395	$6,028	$517

Valuation allowance related to impaired loans	$608	$1,017	$49

Average investment in impaired loans	$3,925	$5,142	$1,224

Interest income recognized on impaired loans	$100	$131	$14

Nonaccrual loans	$3,333	$5,506	$473

Loans past due ninety days or more and still accruing interest	$509	$1,814	$196

        In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

(Dollars in thousands)
Balance, beginning of year	$12,452
Advances	16,577
Repayments	(11,875)
Change in directors	2,282

Balance, end of year	$19,436

NOTE 5. PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Land	$4,910	$4,103
Land improvements	638	564
Buildings	15,385	11,566
Leasehold improvements	2,683	2,630
Furniture and equipment	12,892	10,380
Automobiles	323	249
Construction in progress	1,265	259

	38,096	29,751
Accumulated depreciation	(12,283)	(8,977)

	$25,813	$20,774

        Depreciation expense was $1,705,000, $1,489,000 and $1,477,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Gainesville Bank & Trust main office banking facility is owned by a partnership that is 50% owned by Gainesville Bank & Trust and 50% owned by a related party.

        At December 31, 2003, the Company's 50% interest in the Gainesville Bank & Trust main office banking facility with a total carrying value (including land) of $1,775,000 was pledged to a subsidiary bank to secure a $571,396 borrowing of the related party.

        At December 31, 2003 and 2002, construction in process included computer equipment purchased but not yet in service. In addition, the Company purchased a piece of property in May 2003 to build an operations center. The cost of the land was approximately $1,168,000. The Company has a contract for the building and land development with an estimated cost of $2,900,000. The building is expected to be complete in the third quarter of 2004.

Leases

        The Company leases the Gainesville Bank & Trust main office banking facility under a noncancelable operating lease agreement from 400 Church Street Properties, a partnership that is 50% owned by Gainesville Bank & Trust and 50% owned by a related party. The lease had an initial lease term of 10 years with four five-year renewal options.

        The Company also leases various other branches under noncancelable operating lease agreements.

        Rental expense under all operating leases amounted to $688,000, $697,000 and $708,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Future minimum lease payments on noncancelable operating leases are summarized as follows:

(Dollars in thousands)
2004	$699
2005	252
2006	196
2007	173
2008	75
Thereafter	455

$1,850

NOTE 6. INTANGIBLE ASSETS

        Following is a summary of information related to acquired intangible assets:

	December 31, 2003		December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
		(Dollars in thousands)
Amortized intangible assets Core deposit premiums	$3,091	$159	$1,142	$8

        The aggregate amortization expense was $151,000, $8,000 and $65,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The estimated amortization expense for each of the next five years is as follows:

(Dollars in thousands)
2004	$335
2005	335
2006	335
2007	335
2008	335

        Changes in the carrying amount of goodwill are as follows:

	For the Year Ended December 31,
	2003	2002	2001
Beginning balance	$8,388	$566	$566
Goodwill acquired	21,318	7,822	—
Adjustment to previous goodwill	405	—	—

Ending balance	$30,111	$8,388	$566

        For the year ended December 31, 2001, net income that would have been reported exclusive of amortization expense recognized related to goodwill that is no longer being amortized would be $3,641, or $0.77 and $0.75 per basic and diluted earnings per share, respectively.

NOTE 7. DEPOSITS

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was approximately $122,453,000 and $95,407,000 respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

(Dollars in thousands)
2004	$231,312
2005	61,472
2006	12,845
2007	18,224
2008	19,741

$343,594

        The Company had brokered time deposits at December 31, 2003 of $7,921,000.

        At December 31, 2003 and 2002, overdraft demand deposits reclassified to loans totaled $1,006,000 and $542,000, respectively.

NOTE 8. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

        Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company pledges assets to collateralize repurchase agreements based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2003 and 2002 were $13,315,000 and $10,173,000, respectively.

NOTE 9. OTHER BORROWINGS

        Other borrowings consist of the following:

	December 31,
	2003	2002
	(Dollars in thousands)
FHLB advances, interest payable at fixed rates ranging from 2.735% to 6.10%, advances mature at various dates from March 5, 2004 through September 23, 2013	$66,703	$56,654
FHLB advances, interest payable at variable rates from LIBOR minus .23% to LIBOR flat rate, or 1.17% to 1.21% at December 31, 2003 with maturity dates from February 18, 2004 to August 2, 2004	9,000	7,000
Treasury, tax and loan note option account due on demand, bearing interest equal to the 90 day Treasury bill rate	300	820

	$76,003	$64,474

        Contractual maturities of other borrowings as of December 31, 2003 are as follows:

(Dollars in thousands)
2004	$20,532
2005	10,377
2006	127
2007	12,627
2008	7,037
Thereafter	25,303

$76,003

        The advances from the Federal Home Loan Bank are collateralized by blanket floating liens on qualifying first mortgage, home equity and commercial loans of approximately $80,350,000, available for sale securities of approximately $7,090,000 and Federal Home Loan Bank stock of $3,796,000.

        The Company and subsidiaries have available unused lines of credit with various financial institutions totaling approximately $125,500,000 at December 31, 2003. There were no other advances outstanding at December 31, 2003.

NOTE 10. SUBORDINATED DEBT

        In 2002, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after October 30, 2007. The sole assets of the grantor trust are the Subordinated Debentures of the Company (the "Debentures"). The Debentures have the same variable interest rate as the trust preferred securities. The Company has the right to defer interest payments on the Debentures up to twenty consecutive quarterly periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

        The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on October 30, 2032 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after October 30, 2007, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

        The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

        The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier l qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

        The trust preferred securities and the related Debentures were issued on October 30, 2002. Both financial instruments bear an identical annual rate of interest of 4.54% and 5.1875% at December 31, 2003 and 2002, respectively. Distributions on the trust preferred securities are paid quarterly on March 31, June 30, September 30 and December 31 of each year. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2003 was $15,464,000. The aggregate principal amount of Debentures outstanding at December 31, 2003 was $15,464,000.

NOTE 11. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

        The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $391,000, $283,000 and $240,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Deferred Compensation Plans

        The Company has various deferred compensation plans providing for death and retirement benefits for certain officers and directors. The estimated amounts to be paid under the compensation plans have been partially provided through the purchase of life insurance policies on certain officers and directors. Accrued deferred compensation of $5,027,000 and $1,195,000 is included in other liabilities as of December 31, 2003 and 2002, respectively. Cash surrender values of $10,436,000 and

$4,766,000 on the insurance policies is included in other assets at December 31, 2003 and 2002, respectively.

Stock Purchase Plan

        In 2003, the Company adopted a stock purchase plan. Under the plan, all full-time employees and directors of the Company or a subsidiary meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deduction, direct contribution or a combination thereof. Payroll deductions are limited to $3,500 for directors and the lesser of 10% of gross pay or $3,500 for employees. The Company matches payroll deductions and direct contributions at a rate of 50% of the amount contributed. The purchase price of the shares of capital stock is based on the current market price. All administrative costs are borne by the Company. For the year ended December 31, 2003, 16,487 shares were purchased under the plan. Contributions expensed for the year ended December 31, 2003 were $162,000.

Dividend Reinvestment Plan

        The Company has a dividend reinvestment and share purchase plan. Under the plan, all holders of record of capital stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their capital stock. Participants may also make optional cash payments that will be invested through the plan. All cash dividends paid to the plan administrator are invested within 30 days of cash dividend payment date. Cash dividends and optional cash payments will be used to purchase capital stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of capital stock is based on the average market price. All administrative costs are borne by the Company. For the years ended December 31, 2003 and 2002, 28,301 and 36,275 shares were purchased under the plan, respectively.

NOTE 12. STOCK-BASED COMPENSATION

        The Company has a stock option plan in which 700,000 shares were approved for the granting of options to directors, officers, and employees. Option prices reflect the fair market value of the Company's capital stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors.

        Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2003		2002		2001
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	446,630	$11.63	436,636	$10.81	559,092	$10.19
Granted	27,044	22.05	57,621	16.63	46,364	13.35
Exercised	(40,904)	9.61	(41,583)	9.53	(146,814)	8.83
Terminated	(9,701)	15.65	(6,044)	15.65	(22,006)	13.73

Outstanding at end of year	423,069	$12.23	446,630	$11.63	436,636	$10.81

Options exercisable at year-end	269,785	$10.99	274,425	$10.49	291,749	$10.18
Weighted-average fair value of options granted during the year		$8.70		$4.95		$4.32

        Information pertaining to options outstanding at December 31, 2003 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$4.15—$5.01	7,781	0.8 years	$4.84	7,781	$4.84
$6.36—$9.44	21,014	3.70 years	7.45	17,838	7.10
$10.04—$10.81	260,263	3.95 years	10.78	190,263	10.78
$11.73—$17.51	97,916	7.62 years	14.63	46,628	13.23
$17.75—$23.55	36,095	8.51 years	20.53	7,275	18.51

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2003	2002	2001
Dividend yield	1.60%	1.83%	$2.63%
Expected life	10 years	10 years	10 years
Expected volatility	32.42%	23.07%	27.60%
Risk-free interest rate	3.95%	3.88%	5.59%

NOTE 13. INCOME TAXES

        The components of income tax expense are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Current	$3,190	$2,784	$2,310
Deferred	(246)	282	(324)
Change in valuation allowance	(336)	(36)	—

	$2,608	$3,030	$1,986

        The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Tax provision at statutory federal rate	$3,513	$3,249	$2,025
Tax-exempt interest	(234)	(237)	(245)
Disallowed interest	17	25	42
Life insurance	(93)	(82)	(70)
State income taxes, net of credits	(149)	169	37
Merger expenses	—	—	167
Change in valuation allowance	(336)	(36)	—
Other	(110)	(58)	30

Income tax expense	$2,608	$3,030	$1,986

        The components of deferred income taxes are as follows:

	2003	2002
	(Dollars in thousands)
Deferred tax assets:
Loan loss reserves	$2,754	$2,393
Other real estate write-down	24	21
Deferred compensation	2,210	548
Organizational expenses	—	1
Deferred loan fees	174	104
CLC bad debt reserve	124	131
Other	—	16

	5,286	3,214

Deferred tax liabilities:
Depreciation	1,100	749
Accretion of discount on securities	9	10
Installment sale of stock	—	241
Purchase adjustment	1,072	53
Valuation allowance	—	336
Securities available for sale	248	1,025

	2,429	2,414

Net deferred tax assets	$2,857	$800

NOTE 14. EARNINGS PER SHARE

        Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2003	2002	2001
	(Amounts in thousands)
Net income	$7,725	$6,509	$3,576

Weighted average number of capital shares outstanding	5,850	4,813	4,676
Effect of dilutive options	125	87	140

Weighted average number of capital shares outstanding used to calculate dilutive earnings per share	5,975	4,900	4,816

NOTE 15.    COMMITMENTS AND CONTINGENCIES

Loan Commitments

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Commitments to extend credit	$138,310	$99,362
Financial standby letters of credit	3,718	2,727
Other standby letters of credit	1,349	1,661
Credit card commitments	5,302	4,975

	$148,679	$108,725

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

        Credit card commitments are granted on an unsecured basis.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

        At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

Contingencies

        In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 16.    CONCENTRATIONS OF CREDIT

        The Banks originate primarily commercial real estate, residential real estate and consumer loans to customers in Hall, Polk, Paulding, Carroll, Baldwin, Putnam and surrounding counties. The ability of the majority of the Company's customers to honor their contractual obligations is dependent on their local economies as well as the metropolitan Atlanta, Georgia economy.

        Eighty-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans is in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

        The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of regulatory limits, or approximately $5,096,000, $1,443,000, $2,875,000, $3,079,000 and $1,460,000 for Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South, respectively.

NOTE 17.    REGULATORY MATTERS

        The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $3,500,000 of retained earnings were available for dividend declaration without regulatory approval.

        The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets. Management believes, as of December 31, 2003 the Company and the Banks met all capital adequacy requirements to which they are subject.

        As of December 31, 2003, based on the regulatory framework for prompt corrective action, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank and HomeTown Bank of Villa Rica are considered well capitalized and First National Bank of the South is considered adequately capitalized. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categories. Prompt corrective action provisions are not applicable to bank holding companies.

        The Company and Banks' actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$87,524	11.80%	$59,351	8%	N/A	N/A
Gainesville Bank & Trust	$31,025	10.10%	$24,575	8%	$30,719	10%
United Bank & Trust	$6,953	12.41%	$4,483	8%	$5,603	10%
Community Trust Bank	$16,000	11.58%	$11,053	8%	$13,817	10%
HomeTown Bank of Villa Rica	$13,306	10.04%	$10,603	8%	$13,253	10%
First National Bank of the South	$9,735	9.29%	$8,387	8%	$10,484	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$78,797	10.62%	$29,676	4%	N/A	N/A
Gainesville Bank & Trust	$27,673	9.01%	$12,287	4%	$18,431	6%
United Bank & Trust	$6,299	11.24%	$2,241	4%	$3,362	6%
Community Trust Bank	$14,405	10.43%	$5,527	4%	$8,290	6%
HomeTown Bank of Villa Rica	$11,646	8.79%	$5,301	4%	$7,952	6%
First National Bank of the South	$8,848	8.44%	$4,194	4%	$6,290	6%
Tier I Capital to Average Assets:
Consolidated	$78,797	8.63%	$36,510	4%	N/A	N/A
Gainesville Bank & Trust	$27,673	7.10%	$15,586	4%	$19,482	5%
United Bank & Trust	$6,299	8.23%	$3,063	4%	$3,829	5%
Community Trust Bank	$14,405	8.28%	$6,962	4%	$8,703	5%
HomeTown Bank of Villa Rica	$11,646	7.72%	$6,031	4%	$7,539	5%
First National Bank of the South	$8,848	6.82%	$5,188	4%	$6,485	5%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$72,132	12.51%	$46,139	8%	N/A	N/A
Gainesville Bank & Trust	$28,379	10.49%	$21,644	8%	$27,055	10%
United Bank & Trust	$6,744	12.79%	$4,220	8%	$5,275	10%
Community Trust Bank	$14,863	10.11%	$11,763	8%	$14,703	10%
HomeTown Bank of Villa Rica	$7,945	7.77%	$8,180	8%	$10,224	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$64,919	11.26%	$23,070	4%	N/A	N/A
Gainesville Bank & Trust	$25,304	9.35%	$10,822	4%	$16,233	6%
United Bank & Trust	$6,094	11.55%	$2,110	4%	$3,165	6%
Community Trust Bank	$13,164	8.95%	$5,882	4%	$8,822	6%
HomeTown Bank of Villa Rica	$6,661	6.52%	$4,090	4%	$6,135	6%
Tier I Capital to Average Assets:
Consolidated	$64,919	10.22%	$25,421	4%	N/A	N/A
Gainesville Bank & Trust	$25,304	6.82%	$14,850	4%	$18,562	5%
United Bank & Trust	$6,094	8.80%	$2,770	4%	$3,462	5%
Community Trust Bank	$13,164	7.81%	$6,739	4%	$8,424	5%
HomeTown Bank of Villa Rica	$6,661	5.66%	$4,708	4%	$5,884	5%

NOTE 18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

        The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

        Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair value.

        Securities:    Fair values of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

        Loans:    The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

        Deposits:    The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

        Federal Funds Purchased, Repurchase Agreements and Other Borrowings:    The carrying amount of variable rate borrowings, federal funds purchased, and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

        Subordinated Debt:    The carrying amount of the Company's variable rate subordinated debt approximates the fair value.

        Accrued Interest:    The carrying amount of accrued interest approximates their fair value.

        Off-Balance Sheet Instruments:    The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees currently charged to enter into such agreements.

        The carrying amount and estimated fair value of the Company's financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$24,738	$24,738	$51,488	$51,488
Securities	132,945	132,945	106,843	106,843
Restricted equity securities	4,582	4,582	3,784	3,784
Loans	701,232	706,667	535,296	556,920
Accrued interest receivable	3,993	3,993	3,074	3,074
Financial liabilities:
Deposits	728,629	730,920	580,248	581,255
Federal funds purchased and securities sold under repurchase agreements	17,314	17,314	11,538	11,538
Other borrowings	76,003	79,573	64,474	68,694
Subordinated debt	15,464	15,464	15,000	15,000
Accrued interest payable	3,119	3,119	2,963	2,963

NOTE 19.    SUPPLEMENTAL FINANCIAL DATA

        Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Audit and professional fees	$615	$507	$405
Legal fees and merger expenses	150	154	619
Stationery, forms and supplies	617	466	389

NOTE 20.    PARENT COMPANY FINANCIAL INFORMATION

        The following information presents the condensed balance sheets as of December 31, 2003 and 2002 and statements of income and cash flows of GB&T Bancshares, Inc. for the years ended December 31, 2003, 2002 and 2001.

CONDENSED BALANCE SHEETS

	2003	2002
	(Dollars in thousands)
Assets
Cash	$3,954	$10,832
Securities available for sale	842	812
Investment in subsidiaries	106,280	65,789
Premises and equipment	1,478	1,587
Other assets	393	1,600

Total assets	$112,947	$80,620

Liabilities
Subordinated debt	$15,464	$15,464
Other liabilities	640	4,803

Total liabilities	16,104	20,267
Stockholders' equity	96,843	60,353

Total liabilities and stockholders' equity	$112,947	$80,620

CONDENSED STATEMENTS OF INCOME

	2003	2002	2001
	(Dollars in thousands)
Income
Dividends from subsidiaries	$3,080	$2,000	$1,948
Management fees	1,048	—	—
Other income	142	751	146

	4,270	2,751	2,094

Expense
Interest	822	252	131
Other operating expense	2,522	589	1,862

	3,344	841	1,993

Income before income tax benefit and equity in undistributed income of subsidiaries	926	1,910	101
Income tax benefits	819	108	571

Income before equity in undistributed income of subsidiaries	1,745	2,018	672
Equity in undistributed income of subsidiaries	5,980	4,491	2,904

Net income	$7,725	$6,509	$3,576

	2003	2002	2001
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$7,725	$6,509	$3,576
Adjustments to reconcile net income to net cash provided by (used in) operating activities: Undistributed income of subsidiaries	(5,980)	(4,491)	(2,904)
Depreciation	42	74	86
(Gain) loss on sale of assets	316	(752)	—
Net other operating activities	(2,406)	(682)	242

Net cash provided by (used in) operating activities	(303)	658	1,000

INVESTING ACTIVITIES
Purchase of securities available for sale	(723)	—	—
Proceeds from sale of securities available for sale	693	—	—
Purchase of premises and equipment	(1,394)	(150)	—
Proceeds from sale of premises and equipment	1,144	—	21
Capital investment in subsidiaries	(4,628)	(2,964)	—

Net cash provided by (used in) investing activities	(4,908)	(3,114)	21

FINANCING ACTIVITIES
Dividends paid	(2,038)	(1,596)	(1,358)
Proceeds from issuance of common stock	380	441	540
Payment for fractional shares	(9)	—	(5)
Proceeds from issuance of subordinated debentures	—	15,464	—
Proceeds from note payable	—	4,000	845
Repayment of note payable	—	(5,875)	(419)

Net cash provided by (used in) financing activities	(1,667)	12,434	(397)

Net increase (decrease) in cash	(6,878)	9,978	624
Cash at beginning of year	10,832	854	230

Cash at end of year	$3,954	$10,832	$854

NOTE 21. QUARTERLY DATA (Unaudited)

	Years Ended December 31,
	2003				2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$13,152	$11,551	$11,133	$10,956	$10,205	$9,762	$9,592	$9,397
Interest expense	3,851	3,686	3,792	3,959	3,796	3,576	3,627	3,898

Net interest income	9,301	7,865	7,341	6,997	6,409	6,186	5,965	5,499
Provision for loan losses	155	861	176	214	256	202	204	183

Net interest income after provision for loan losses	9,146	7,004	7,165	6,783	6,153	5,984	5,761	5,316
Noninterest income	2,660	2,524	2,392	2,352	2,663	1,910	1,607	1,882
Noninterest expenses	8,282	7,319	7,291	6,801	5,954	5,616	5,179	4,999

Income before income taxes	3,524	2,209	2,266	2,334	2,862	2,278	2,189	2,199
Provision for income taxes	721	731	533	623	863	744	710	702

Net income	$2,803	$1,478	$1,733	$1,711	$1,999	$1,534	$1,479	$1,497

Earnings per share:
Basic	$0.41	$0.25	$0.32	$0.32	$0.40	$0.32	$0.31	$0.32

Diluted	$0.40	$0.24	$0.31	$0.31	$0.39	$0.31	$0.30	$0.31

NOTE 22. PRIOR PERIOD ADJUSTMENT

        In December 2003, management discovered that certain deferred compensation liabilities had not been recognized in accordance with generally accepted accounting principles, which requires deferred compensation liabilities to be recognized over the service periods of the participants. The error resulted primarily from deferred compensation agreements assumed in a business combination consummated in 2001. These particular deferred compensation liabilities are funded through the earnings generated from life insurance policies as discussed in Note 11. The prior period adjustments represent an acceleration of expense recognition, and will reduce expenses to be recognized in future years.

        The effect on net income for the years ended December 31, 2002 and 2001 is as shown below:

	December 31,
	2002	2001
	(dollars in thousands)
Net income before adjustment	$6,528	$3,970
Prior period adjustments for correction of an error	(19)	(394)

	$6,509	$3,576

        The prior period adjustment as shown in the statement of stockholders' equity for the years ended December 31, 2003, 2002 and 2001 represents the correction of the error for the years ended prior to January 1, 2000.

NOTE 23. SUBSEQUENT EVENTS

        On January 26, 2004, the Company signed a definitive agreement for the merger of Southern Heritage Bancorp, Inc. into GB&T Bancshares, Inc. The terms of the agreement call for the exchange of 1.063 shares of GB&T Bancshares, Inc. stock for each of the outstanding shares of Southern Heritage Bancorp, Inc. or within limits, that a portion of the acquisition price be paid in cash, at the option of Southern Heritage Bancorp, Inc. shareholders. The merger is subject to approval of the shareholders of Southern Heritage Bancorp, Inc. and regulators.

        On February 11, 2004, the Company signed a definitive agreement to acquire Lumpkin County Bank. The terms of the agreement call for the exchange of .82 shares of GB&T Bancshares, Inc. stock for each of the outstanding shares of Lumpkin County Bank. The merger is subject to approval of the shareholders of Lumpkin County Bank and regulators.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2004	December 31, 2003
	(Dollars in thousands)
Assets
Cash and due from banks	$19,090	$17,584
Interest-bearing deposits in banks	961	535
Federal funds sold	9,631	6,534
Securities available for sale	146,429	132,945
Restricted equity securities, at cost	5,388	4,582
Loans, net of unearned income	745,437	709,958
Less allowance for loan losses	8,987	8,726

Loans, net	736,450	701,232

Premises and equipment, net	26,454	25,813
Goodwill and intangible assets	32,825	33,043
Other assets	23,291	22,010

Total assets	$1,000,519	$944,278

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$94,548	$90,914
Interest-bearing	683,816	637,715

Total deposits	778,364	728,629
Federal funds purchased and securities sold under repurchase agreements	17,259	17,314
Federal Home Loan Bank advances	77,458	75,703
Other borrowings	2,234	300
Other liabilities	10,309	10,025
Subordinated debt	15,464	15,464

Total liabilities	901,088	847,435

Stockholders' Equity:
Capital stock, no par value; 20,000,000 shares authorized, 8,592,223 and 8,492,685 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	68,825	67,983
Retained earnings	31,594	28,393
Accumulated other comprehensive income (loss)	(988)	467

Total stockholders' equity	99,431	96,843

Total liabilities and stockholders' equity	$1,000,519	$944,278

See accompanying notes to consolidated financial statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$11,903	$9,967	$23,548	$19,705
Taxable securities	1,040	950	2,025	1,935
Nontaxable securities	186	158	370	326
Federal funds sold	33	52	60	106
Interest-bearing deposits in banks	7	6	8	17

Total interest income	13,169	11,133	26,011	22,089

Interest expense:
Deposits	3,005	2,899	5,908	5,876
Federal funds purchased and securities sold under repurchase agreements	45	42	93	83
Federal Home Loan Bank advances	801	637	1,601	1,365
Other borrowings	208	214	413	427

Total interest expense	4,059	3,792	8,015	7,751

Net interest income	9,110	7,341	17,996	14,338
Provision for loan losses	325	176	609	390

Net interest income after provision for loan losses	8,785	7,165	17,387	13,948

Other income:
Service charges on deposit accounts	1,487	1,182	2,881	2,274
Mortgage origination fees	511	726	971	1,283
Insurance commissions	157	149	301	293
Gain on sale of securities	346	49	609	77
Other operating income	441	286	1,079	817

Total other income	2,942	2,392	5,841	4,744

Other expense:
Salaries and employee benefits	4,940	4,171	9,873	8,295
Occupancy and equipment expenses, net	1,204	1,030	2,426	2,034
Other operating expenses	2,331	2,090	4,524	3,763

Total other expense	8,475	7,291	16,823	14,092

Income before income taxes	3,252	2,266	6,405	4,600
Income tax expense	1,019	533	1,942	1,156

Net income	$2,233	$1,733	$4,463	$3,444

Earnings per share:
Basic	$0.26	$0.26	$0.52	$0.51

Diluted	$0.26	$0.25	$0.52	$0.50

Weighted average shares
Basic	8,556	6,728	8,533	6,714

Diluted	8,700	6,973	8,667	6,934

Cash dividends per common share	$0.076	$0.072	$0.148	$0.140

See accompanying notes to consolidated financial statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands) (unaudited)
Net Income	$2,233	$1,733	$4,463	$3,444

Unrealized holding gains (losses) arising during period, net of tax (benefit)	(1,808)	142	(1,077)	(227)
Reclassification adjustment for gains realized in net income, net of taxes	(215)	(30)	(378)	(48)

Other comprehensive income (loss)	(2,023)	112	(1,455)	(275)

Comprehensive income	$210	$1,845	$3,008	$3,169

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE 30, 2004

	Shares	Capital Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	(Dollars in thousands) (unaudited)
Balance, December 31, 2003	8,493	$67,983	$28,393	$467	$96,843
Net income	—	—	4,463	—	4,463
Options excercised	100	856	—	—	856
Dividends declared $0.148 per share	—	—	(1,262)	—	(1,262)
Payment for fractional shares in Connection with stock split	(1)	(14)	—	—	(14)
Other comprehensive loss	—	—	—	(1,455)	(1,455)

Balance, June 30, 2004	8,592	$68,825	$31,594	$(988)	$99,431

See accompanying notes to consolidated financial statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2004	2003
	(Dollars in thousands)
Operating Activities
Net income	$4,463	$3,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,055	906
Provision for loan losses	609	390
Amortization and (accretion), net	612	358
Gain on sale of securities	(609)	(77)
Net decrease in other assets	29	1,072
Net increase (decrease) in other liabilities	284	(4,895)

Net cash provided by operating activities	6,443	1,198

Investing Activities
Purchases of securities available for sale	(46,223)	(55,826)
Proceeds from sales of securities available for sale	2,474	4,298
Proceeds from maturities of securities available for sale	28,156	43,870
Net increase in restricted equity securities	(806)	(2,013)
(Increase) decrease in interest-bearing deposits in banks	(426)	3,427
(Increase) decrease in federal funds sold	(3,097)	9,563
Net increase in loans	(36,627)	(23,644)
Proceeds from sale of other real estate owned	359	767
Purchase of premises and equipment	(1,696)	(2,189)
Proceeds from disposals of premises and equipment	—	1,481

Net cash used in investing activities	(57,886)	(20,266)

Financing Activities
Net increase in deposits	49,735	24,815
Net decrease in federal funds purchased and securities sold under repurchase agreements	(55)	(87)
Proceeds from other borrowings and Federal Home Loan Bank advances	10,057	5,913
Payments on other borrowings and Federal Home Loan Bank advances	(6,368)	(11,980)
Dividends paid	(1,262)	(939)
Payment for fractional shares	(14)	—
Proceeds from issuance of capital stock	856	325

Net cash provided by financing activities	52,949	18,047

Net increase (decrease) in cash and due from banks	1,506	(1,021)
Cash and due from banks at beginning of period	17,584	18,113

Cash and due from banks at end of period	$19,090	$17,092

Supplemental disclosure of cash paid during the period for:
Interest	$7,964	$7,727

Income taxes	$2,322	$1,480

See accompanying notes to consolidated financial statements.

GB&T BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.    BASIS OF PRESENTATION

        The unaudited consolidated financial statements include the accounts of GB&T Bancshares, Inc. and its wholly-owned banking subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South, and its consumer finance company, Community Loan Company (collectively, the "Company"). Significant intercompany transactions and balances have been eliminated in consolidation.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, for interim financial information and with instructions for Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the three and six-month periods ended June 30, 2004 is not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

NOTE 2.    STOCK COMPENSATION PLANS

        The Company has a stock option plan for granting of options to directors, officers and employees. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands)
Net income, as reported	$2,233	$1,733	$4,463	$3,444
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	32	26	61	52

Pro forma net income	$2,201	$1,707	$4,402	$3,392

Earnings per share:
Basic—as reported	$0.26	$0.26	$0.52	$0.51

Basic—pro forma	$0.26	$0.25	$0.52	$0.51

Diluted—as reported	$0.26	$0.25	$0.52	$0.50

Diluted—pro forma	$0.25	$0.24	$0.51	$0.49

NOTE 3.    EARNINGS PER COMMON SHARE (in thousands, except per share amounts)

        Presented below is a summary of the components used to calculate basic and diluted earnings per share for the three and six-month periods ended June 30, 2004 and 2003.

	Three months ended June 30,
	2004	2003
Basic Earnings Per Share:
Weighted average common shares outstanding	8,556	6,728

Net income	$2,233	$1,733

Basic earnings per share	$0.26	$0.26

Diluted Earnings Per Share:
Weighted average common shares outstanding	8,556	6,728
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	144	245

Total weighted average common shares and common stock equivalents outstanding	8,700	6,973

Net income	$2,233	$1,733

Diluted earnings per share	$0.26	$0.25

	Six months ended June 30,
	2004	2003
Basic Earnings Per Share:
Weighted average common shares outstanding	8,533	6,714

Net income	$4,463	$3,444

Basic earnings per share	$0.52	$0.51

Diluted Earnings Per Share:
Weighted average common shares outstanding	8,533	6,714
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	134	220

Total weighted average common shares and common stock equivalents outstanding	8,667	6,934

Net income	$4,463	$3,444

Diluted earnings per share	$0.52	$0.50

NOTE 4.    RECENT ACCOUNTING STANDARDS

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. The Company early adopted the reporting requirements of FIN 46R as of December 31, 2003. The trust preferred securities were deconsolidated as of December 31, 2003 and reported as other liabilities on the consolidated balance sheet. The interpretations have not had a material effect on the Company's financial condition or results of operations.

NOTE 5.    OTHER DEVELOPMENTS

        On February 11, 2004, the Company signed a definitive agreement to acquire Lumpkin County Bank. The terms of the agreement call for the exchange of 1.025 shares of GB&T Bancshares, Inc. stock for each of the outstanding shares of Lumpkin County Bank. The merger is subject to approval by the shareholders of Lumpkin County Bank at a special meeting to be held August 18, 2004. The transaction is expected to close in the third quarter of 2004.

NOTE 6.    SUBSEQUENT EVENTS

        On August 3, 2004, the Company completed the merger of Southern Heritage Bancorp, Inc. the parent company of Southern Heritage Bank in Flowery Branch, Hall County, Georgia. The terms of the agreement call for the exchange of 1.32875 shares of GB&T Bancshares, Inc. stock for each of the outstanding shares of Southern Heritage Bancorp, Inc. or within limits, that a portion of the acquisition price be paid in cash, at the option of Southern Heritage Bancorp, Inc. shareholders. The acquisition was accounted for as a purchase.

        On July 22, 2004, the Company formed a second wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The aggregate principal amount of trust preferred certificates outstanding is $10,310,000. The aggregate principal amount of debentures outstanding is $10,310,000.

1,200,000 Shares

Common Stock

Prospectus

Keefe, Bruyette & Woods

                                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses (other than underwriting discounts and commissions) to be borne by GB&T Bancshares, Inc. ("GB&T" or the "Registrant") in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$3,959
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	35,000
Printing and Mailing Expenses	30,000
Miscellaneous Expenses	31,041

Total Fees and Expenses	$300,000

Item 15. Indemnification of Directors and Officers

        The Articles of Incorporation of GB&T, as amended, provide that GB&T Bancshares, Inc. GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted by law. Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

        Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. Exhibits

        The following exhibits are filed herewith:

Exhibits	Description
1	Form of Underwriting Agreement.
5	Opinion of Troutman Sanders LLP as to the validity of the shares of common stock being offered.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5).
23.2	Consent of Mauldin & Jenkins, LLC.
24	Power of Attorney (included with signature pages to this Registration Statement).*

*
Previously filed.

Item 17. Undertakings

        (a)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gainesville, State of Georgia, on the 2nd day of November, 2004.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT Richard A. Hunt President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. HUNT Richard A. Hunt	President and Chief Executive Officer (Principal Executive Officer)	November 2, 2004
/s/ GREGORY L. HAMBY Gregory L. Hamby	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2004
* Philip A. Wilheit	Chairman and Director	November 2, 2004
* Samuel L. Oliver	Vice Chairman and Director	November 2, 2004
* Larry B. Boggs	Director	November 2, 2004
* Lowell S. (Casey) Cagle	Director	November 2, 2004
* Dr. John W. Darden	Director	November 2, 2004

* William A. Foster, III	Director	November 2, 2004
* Bennie E. Hewett	Director	November 2, 2004
* James L. Lester	Director	November 2, 2004
* T. Alan Maxwell	Director	November 2, 2004
* James H. Moore	Director	November 2, 2004
* Alan A. Wayne	Director	November 2, 2004
*By:	/s/ GREGORY L. HAMBY Gregory L. Hamby Attorney-In-Fact

INDEX TO EXHIBITS

Exhibits	Description
1	Form of Underwriting Agreement.
5	Opinion of Troutman Sanders LLP as to the validity of the shares of common stock being offered.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5).
23.2	Consent of Mauldin & Jenkins, LLC.
24	Power of Attorney (included with signature pages to this Registration Statement).*

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
GB&T BANCSHARES, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (Dollars in thousands)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in thousands, except per share amounts)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in thousands)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Amounts in thousands)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in thousands)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in thousands)
GB&T BANCSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
GB&T BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
GB&T BANCSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS